CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

THIS AGREEMENT is made on 27 September 2006

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in column (A) of schedule 1 (each a Seller and together the Sellers); and

(2)	INYX PHARMA LIMITED (registered number 4573515) whose registered office is at Innovation House, 6 Seymour Court, Manor Park, Runcorn, Cheshire WA7 1SY (the Purchaser).

BACKGROUND:

(A)	The Sellers are together beneficially entitled to all the issued share capital of Pharmapac (UK) Limited (the Company).

(B)
The Sellers wish to sell and the Purchaser wishes to purchase all the issued share capital of the Company free from any Encumbrance on the terms and subject to the conditions set out in this agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in schedule 11 apply throughout this agreement, unless the contrary intention appears.

1.2
In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	SALE AND PURCHASE

2.1
Subject to the Conditions being satisfied or, where applicable, waived, each of the Sellers shall sell and the Purchaser shall purchase the Shares set opposite such Seller's name in column B of schedule 1.

2.2	The Shares shall be sold free from all Encumbrance and together with all rights attaching to them.

2.3	The consideration for the sale of the Shares shall be determined in accordance with clauses 5,and 7.

2.4	The Sellers acknowledge that the Purchaser enters into this agreement in reliance on the representations, warranties and undertakings on the part of the Sellers set out in this agreement.

2.5	Each Seller:

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(a)
covenants with the Purchaser that he has the right to sell and transfer to the Purchaser the full legal and beneficial interest in the Shares set opposite such Seller's name in column B of schedule 1 on the terms set out in this agreement; and

(b)
waives (and shall procure the waiver by his nominee(s) of) all rights of pre-emption which he (or such nominee(s)) may have (whether under the Company's constitutional documents or otherwise) in respect of the transfer to the Purchaser or its nominee(s) of the Shares or any of them.

3.	CONDITIONS PRECEDENT

3.1	The sale and purchase of the Shares is conditional on:

(a)
the Company having, or retaining, all Licences (including all Licences issued pursuant to the Medicines for Human Use (Marketing Authorisation etc.) Regulations 1994 (the MHRA), the Home Office and the Food and Drug Administration) required for and material to the carrying on the Business in the places and in the manner in which the Business is now carried on and as it will be carried on after Completion in order for the Company to fulfil its obligations under its current contractual commitments (and under those contractual commitments which are entered into on or before Completion), and all such Licences being in full force and effect and not being subject to revocation or suspension (in whole or in part) or to notice thereof nor being subject to any terms, conditions, qualifications or restrictions save as have been specifically disclosed in writing to the Purchaser before the date of this agreement;

(b)	the Charges having been unconditionally released;

(c)	the Purchaser giving notice in writing to the Sellers Solicitors that it is satisfied on inspection and investigation as to:

(i)	the financial, contractual and taxation position and trading performance of the Company;

(ii)	the title of the Company to its respective assets (including the Properties); and

(iii)	the results of its searches and the replies to its enquiries regarding the Properties;

(d)
the Purchaser giving notice to the Sellers that it is satisfied with the results of the investigations and the replies to the enquiries regarding environmental matters relating to the Company and the Properties carried out by or on behalf of the Purchaser to its specification;

(e)
there being no material interruption to the Business and no material damage to the assets or Properties of the Company which is an interruption or damage which is not fully covered by a policy of insurance having occurred before the time when Completion would otherwise take place in accordance with clause 4.1; and

(f)	the Company, as a data controller, obtaining a registration from the Information Commissioner pursuant to its obligations under the Data Protection Act 1998,

but the Purchaser may waive all or any of the Conditions above (either in whole or in part) at any time by giving notice to the Sellers.

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3.2
Each party shall use all reasonable endeavours to procure (so far as it is so able to procure) that each of the Conditions is satisfied on or before 14 November 2006 (the Long Stop Date). If all the Conditions are not satisfied, or waived in accordance with the preceding subclause, on or before the Long Stop Date:

(a)
except for this subclause, clauses 1, 12, 13, 15, 16, 17.3, 17.4, 17.5, 17.6, 17.7, 17.8, 17.9, 18, 19 and 20 and the provisions of schedule 11, all the provisions of this agreement shall lapse and cease to have effect; but

(b)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation, subject to subclauses 3.3 and 3.4 below.

3.3
Should the Purchaser breach its obligations under this clause or clause 4 of this agreement, as a consequence of which the Sellers validly elect not to complete, then (notwithstanding any other provision of this agreement or any other rights which the Sellers may have) the Purchaser shall pay the Sellers £250,000.00 (in total) as a full and final settlement of all Losses arising out of or relating to the breach, and/or to the non-completion of this agreement, on the 14 November 2006 by way of an indemnity against all costs, charges and expenses incurred by the Sellers in connection with the negotiation, preparation and entering into of the Transaction Documents and in discharging its obligations under any of them.

3.4
Should the Sellers breach their obligations under this clause, clause 4, clause 9 or schedule 6 of this agreement, as a consequence of which the Purchaser validly elects not to complete, then (notwithstanding any other provision of this agreement or any other rights which the Purchasers may have) the Sellers shall pay the Purchaser £250,000.00 (in total) as a full and final settlement of all Losses arising out of or relating to the breach on the 14 November 2006 by way of an indemnity against all costs, charges and expenses incurred by the Purchaser in connection with the negotiation, preparation and entering into of the Transaction Documents and in discharging its obligations under any of them. Also, if the Purchaser elects not to complete as a result of such a breach, notwithstanding the terms of the Stock Options, the Stock Options will be revoked and the Sellers shall, and shall procure that Ian Robinson shall, waive all entitlements under them.

4.	COMPLETION

4.1
Completion shall take place at the offices of the Purchaser's Solicitors at noon on 31 October, 2006, unless all of the conditions set out in clause 3 of this agreement are not either waived or satisfied before then, in which case Completion will take place on 14 November 2006 (or at such other place, at such other time and/or on such other date as the Sellers and the Purchaser may agree).

4.2	Until Completion the provisions of schedule 6 shall apply.

4.3	At Completion:

(a)	the Sellers shall observe and perform the provisions of Part 1 of schedule 7; and

(b)	the Purchaser shall observe and perform the provisions of Part 2 of schedule 7.

4.4
If for any reason the provisions of Part 1 of schedule 7 are not fully observed and performed as contemplated by clauses 4.1 and 4.3, the Purchaser may elect (in addition and without prejudice to all other rights or remedies available to it) not to complete the purchase of the Shares or to fix a new time and date for Completion by, in either case, giving notice to the Sellers. In particular, the Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this agreement. If for any reason the provisions of Part 2 of schedule 7 are not fully observed and performed as contemplated by clauses 4.1 and 4.3, the Sellers may elect (in addition and without prejudice to all other rights and remedies available to them) not to complete the sale of the Shares or to fix a new time and date for Completion by, in either case, giving notice to the Purchaser. In particular, none of the Sellers shall be obliged to complete the sale of any of the Shares unless the sale of all the Shares is completed simultaneously in accordance with this agreement.

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4.5
If the Sellers elect or the Purchaser elects (the party or parties making such election being the Non-defaulting Party for the purposes of this subclause) not to complete the purchase or sale of the Shares under the preceding subclause:

(a)
except for this subclause, clauses 1, 12, 13, 15, 16, 17.3, 17.4, 17.5, 17.6, 17.7, 17.8, 17.9, 18, 19 and 20 and the provisions of schedule 11, all the provisions of this agreement shall lapse and cease to have effect;

(b)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation.

5.	INITIAL CONSIDERATION

5.1	The initial consideration for the sale of the Shares shall (subject to adjustment as provided in this agreement) be £9,000,000 (the Initial Consideration).

5.2
Of the Initial Consideration £8,500,000 is, under clause 4, to be paid to the Sellers on Completion. Each Seller shall be entitled to that portion of the Initial Consideration set against his name in column C of schedule 1.

5.3
Payment of the remaining Initial Consideration,, is conditional on there being not less than £500,000 cash (net of any unpresented cheques) in the Company's bank account at Completion (as demonstrated by way of statements from the Company’s bank) and, at Completion, profits of the Company available for distribution of not less than £500,000. If this condition is satisfied, the remaining Initial Consideration (subject to adjustment as provided in this agreement) shall be paid within five Business Days following Completion.

5.4
If, as demonstrated by the Completion Balance Sheet, there was less than £500,000 in distributable profits at Completion, the Sellers shall pay the Purchaser the amount by which the distributable profits as shown therein are less than £500,000 within 10 Business Days of the Completion Balance Sheet being agreed or determined in accordance with schedule 8.

6.	ADJUSTMENT TO INITIAL CONSIDERATION

6.1	If the Net Assets, at Completion, are less than £1,665,000, the Initial Consideration shall be reduced by the amount by which the Net Assets are less than that amount.

6.2
If the amount of the Initial Consideration is reduced as a result of such an adjustment, each Seller shall make a payment to the Purchaser of a sum equal to the percentage set against his name in column D of schedule 1 of that reduction.

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6.3	Any such payment shall be made within five Business Days following the day on which the Net Assets are ascertained as contemplated by schedule 8.

7.	EARN-OUT CONSIDERATION

7.1
If the Net Profits for the year ended 30 June, 2007 exceed £1,489,000, as further consideration for the sale of the Shares, the Sellers shall (subject to the terms of this agreement) each be entitled to an additional amount of cash consideration equal to £100,000 (the Earn-Out Consideration).

7.2	The Net Profits shall be ascertained as contemplated by schedule 9.

7.3
The Purchaser shall make a payment of the Earn-Out Consideration (if any) to those Sellers entitled thereto on or before the later of (i) 30 September , 2007 and (ii) 5 Business Days after the date on which the Net Profits are agreed or determined in accordance with schedule 9.

7.4
For the protection of the Sellers the Purchaser agrees and covenants to comply with the terms set out in the schedule 9, Part 2, and in further assurance of the same the Purchaser will procure that the Company shall comply with the provisions of schedule 9, Part 2.

8.	LOANS AND GUARANTEES

8.1
The Sellers shall procure that on Completion all indebtedness owing immediately before Completion from any Seller or any person connected with any Seller to the Company is or has been satisfied in full together with all interest accruing on it up to (but excluding) Completion. The parties acknowledge that the Consideration has been agreed on the basis that no indebtedness of any kind (whether or not then presently payable) will be owing immediately after Completion by any Seller or any person connected with any Seller to the Company.

8.2
The Sellers shall procure that on Completion all indebtedness owing immediately before Completion by the Company to any Seller or any person connected with any Seller, and which is expressly referred to in the Disclosure Letter, is or has been satisfied in full together with all interest accruing on it up to Completion. If it is established at any time after Completion that any indebtedness of any kind (whether or not then presently payable) was owing on Completion by the Company to any Seller or any person connected with any Seller, contrary to the basis stated in this clause 8.2, then the Sellers shall procure that the relevant Seller or person connected with the Seller or the Company to which that indebtedness is owing shall waive that indebtedness by executing a deed of waiver in such form as the Purchaser shall reasonably require or, if that is not permissible or practicable, shall procure that such indebtedness is discharged or otherwise eliminated at no cost to any member of the Purchaser's Group or the Company.

8.3
The Sellers shall procure that on Completion the Company is released from all guarantees and indemnities given by the Company other than a guarantee or indemnity in respect only of the liabilities or obligations of the Company.

8.4
The Purchaser guarantees as primary obligor and surety that, if payable under the conditions set out in the following individuals' service agreements, the bonus payments of * * *, per year for both 2007 and 2008, payable to each of * * *, pursuant to the service agreement of each with the Company, shall be paid by the Purchaser if those individuals are so entitled and so demand in writing.

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9.	WARRANTIES

9.1	The Sellers represent and warrant to the Purchaser that:

(a)
except as fully and fairly disclosed to the Purchaser in the Disclosure Letter, each of the statements set out in schedule 4 (the Warranted Statements) is and will at Completion be true and accurate; and

(b)	all information contained or referred to in the Disclosure Letter is true and accurate.

9.2	Each of the Warranted Statements is separate and independent and, except as expressly provided to the contrary in this agreement, is not limited:

(a)	by reference to any other Warranted Statement; or

(b)	by any other provision of this agreement or any provision of the Tax Deed.

9.3
Except in relation to matters fully and fairly disclosed in the Disclosure Letter, none of the Warranties shall be treated as qualified by any actual, imputed or constructive knowledge on the part of any member of the Purchaser's Group or any agent or adviser of any such member and no such knowledge shall prejudice any Warranty Claim or operate so as to reduce any amount recoverable.

9.4
Without prejudice to any other remedy available to the Purchaser or its ability to claim damages on any other basis which is available to it by reason of any of the Warranted Statements being untrue or inaccurate, if any of the Warranted Statements is untrue, or inaccurate, and the value of the Company or any of the assets of the Company is less than it would otherwise have been at Completion as a result, the Sellers shall pay to the Purchaser on demand an amount equal to the resulting diminution of value and all Losses (including legal and other professional fees and costs) arising, incurred or suffered by the Company as a result of such Warranted Statement being untrue or inaccurate.

9.5
The Sellers shall promptly (and in any event before Completion) give notice to the Purchaser of any matter or circumstance arising after the date of this agreement and before Completion which results or would result or would be likely to result in any of the Warranted Statements being materially (to such extent that would constitute a Warranty Claim) untrue or inaccurate at Completion (and shall promptly, and in any event before Completion, give notice to the Purchaser of any matter or circumstance which becomes known to him after the date of this agreement and before Completion which results in any of the Warranted Statements being untrue or inaccurate as at the date of this agreement) and, if it does so:

(a)
the Sellers, if and to the extent so requested by the Purchaser, shall use their best endeavours to prevent or remedy the relevant matter or circumstance before Completion so as to limit, to the fullest extent practicable, its effect or likely effect on the Purchaser and the Company;

(b)	the Purchaser may elect not to complete the purchase of the Shares by giving notice to the Sellers; and

(c)	if the Purchaser so elects:

(i)
except for this subclause, clauses 1, 12, 13, 15, 16, 17.3, 17.4, 17.5, 17.6, 17.7, 17.8, 17.9, 18, 19 and 20 and the provisions of schedule 11, all the provisions of this agreement shall lapse and cease to have effect;

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(ii)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation; and

9.6
If the Purchaser becomes aware of a matter or circumstance which is likely to give rise to a Warranty Claim, the Purchaser shall give notice to the Sellers or the Sellers' Solicitors specifying that matter or circumstance in reasonable detail, and setting out such other facts as the Purchaser deems necessary, as soon as reasonably practicable after it becomes aware of that matter or circumstance. Any failure by the Purchaser to give notice as contemplated by this subclause in relation to any matter or circumstance shall not, for the avoidance of doubt, prevent the Purchaser from making any Warranty Claim arising from that matter or circumstance, but the Sellers shall not be liable for any Losses in respect of any such Warranty Claim to the extent that such Losses are increased, or are not reduced, as a result of such failure.

9.7	The Warranties and any Warranty Claim shall be subject to the limitations and other provisions set out in schedule 5.

9.8	Nothing in schedule 5 or in the Disclosure Letter shall qualify or limit the liability of the Sellers in relation to:

(a)	any of those Warranted Statements set out in paragraphs 1.4 (Ownership of the Shares), 1.13 (Insolvency) and 1.14 (Capacity and consequences of sale) of schedule 4; or

(b)	any Warranty Claim attributable to fraud, dishonesty or wilful concealment on the part of any of the Sellers or any agent or adviser of any Seller.

9.9	Clause 9.8 applies notwithstanding clauses 9.1(a) and 9.7.

10.	EMPLOYEES

10.1	On Completion, the Sellers shall procure that each of the Executives enters into a service agreement with the Company in the Agreed Form as contemplated by clause 4.3(a).

11.	PROTECTIVE COVENANTS

11.1	Each Seller covenants with the Purchaser and the Company that he shall not:

(a)
for a period of two years after Completion be concerned in any business carrying on business in the United Kingdom which is competitive or likely to be competitive with any of the businesses carried on by the Company at Completion; or

(b)
for a period of two years after Completion and except on behalf of the Company canvass or solicit orders for goods of a similar type to those being manufactured or dealt in or for services similar to those being provided by the Company at Completion from any person who is at Completion or has been at any time within the year prior to Completion a customer of the Company; or

(c)	for a period of two years after Completion:

(i)	induce or attempt to induce any person who is at Completion a director or employee of the Company to leave the employment of the Company; or

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(ii)	employ or attempt to employ any person who is at Completion a director or employee of the Company; or

(d)
for a period of two years after Completion induce or attempt to induce any person, who is at Completion or has been at any time within the year prior to Completion a supplier of goods or services to the Company, to cease to supply, or to restrict or vary the terms of supply, to the Company; or

(e)
make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to, or to the business or affairs of, the Company or to any of the employees, customers or suppliers of the Company; or

(f)
after Completion use or (insofar as he can reasonably do so) allow to be used (except by the Company) any trade name used by the Company at Completion or any other name intended or likely to be confused with such a trade name.

11.2	For the purposes of this clause:

(a)	a person is concerned in a business if it carries on the business as principal or agent or if:

(i)	it is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(ii)	it has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(iii)
it is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are listed or traded on any generally recognised market if that person, the other Sellers and any person connected with that person or any Seller (the Investors) are together interested in securities which amount to less than 5% of the issued securities of that class and which, in all circumstances, carry less than 5% of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the relevant securities or of any person connected with it otherwise than by the exercise of voting rights attaching to securities; and

(b)	references to the Company include its successors in business.

11.3	Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

11.4
If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

11.5	The Sellers acknowledge that the above provisions of this clause are no more extensive than is reasonable to protect the Purchaser as the purchaser of the Shares.

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11.6
The covenants in this clause may with the prior written consent of the Purchaser be enforced by the Company against any of the Sellers under the Contracts (Rights of Third Parties) Act 1999. The provisions of this clause may be varied or terminated by agreement between the Sellers and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this clause) without the consent of the Company.

12.	ANNOUNCEMENTS

12.1
The Sellers shall not, and shall procure that no adviser or other person connected with any of them shall make any announcement concerning the sale or purchase of the Shares or any related or ancillary matter before, on or after Completion. The Sellers shall also procure that neither the Company nor any adviser or other person connected with the Company shall make any announcement concerning the sale or purchase of the Shares or any related or ancillary matter on or before Completion. The Purchaser shall procure that no member of the Purchaser's Group for the time being, and no adviser or other person connected with any such member, shall make any announcement, other than the Purchaser's Announcement, concerning the sale or purchase of the Shares or any related or ancillary matter before Completion.

12.2	Nothing in this clause prevents any announcement being made:

(a)	by way of a mutually agreed announcement or statement; or

(b)	where such announcement contains only information set out in the Purchaser's Announcement; or

(c)	with the written approval of the other party, which shall not be unreasonably withheld or delayed; or

(d)
to the extent required by law, any court of competent jurisdiction or any competent regulatory body, but if a person is so required to make any announcement, the relevant party shall promptly notify the other party, where practicable and lawful to do so, before the announcement is made and shall co-operate with the other party regarding the timing and content of such announcement or any action which the other party may reasonably elect to take to challenge the validity of such requirement.

13.	NOTICES

13.1
Any notice or other communication to be given under this agreement must be in writing (which includes fax, but not any other form of Electronic Communication) and must be delivered or sent by post or fax to the party to whom it is to be given as follows:

(a)	to the Sellers at:

* * *

(b)	to the Purchaser at:

Inyx Pharma Limited
6 Seymour House
Manor Park
Runcorn
Cheshire
WA& 1SY
Fax: 01928 579 212

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or at any such other address or fax number of which he/it shall have given notice for this purpose to the other party under this clause. Any notice or other communication sent by post shall be sent by prepaid first class post (if within the United Kingdom) or by prepaid airmail (if the country of destination is not the same as the country of origin).

13.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered, on the date of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post; or

(c)
if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission.

13.3
In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid first class post or by prepaid airmail or that the fax was properly addressed and transmitted, as the case may be.

13.4
This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

14.	FURTHER ASSURANCES

14.1
On or after Completion each Seller shall, at his own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time require in order to vest any of the Shares in the Purchaser or its assignee or as otherwise may be necessary to give full effect to the Transaction Documents.

14.2
In relation to the Company, the Sellers shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under statute, the Company's constitutional documents or any agreement or obligation affecting it to give effect to the Transaction Documents.

14.3
For so long after Completion as any Seller or any nominee of his remains the registered holder of any Share, he shall hold (or direct the relevant nominee to hold) that Share and any distributions, property and rights deriving from it in trust for the Purchaser and shall deal with that Share and any distributions, property and rights deriving from it as the Purchaser directs; in particular, each Seller shall exercise all voting rights as the Purchaser directs or shall execute an instrument of proxy or other document which enables the Purchaser or its representative to attend and vote at any meeting of the Company.

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15.	ASSIGNMENTS

15.1
The Purchaser may assign the benefit of this agreement and the Tax Deed to any other member of the Purchaser's Group for the time being or to any lender to or holder of debt securities issued by the Purchaser or any other member of the Purchaser's Group for the time being or any agent of such lender or holder and if it does so:

(a)
the assignee may enforce the obligations on the part of the Sellers under this agreement (including the Warranties) and under the Tax Deed as if it had been named in this agreement and the Tax Deed as the Purchaser;

(b)	as between the Sellers and the Purchaser, the Sellers may nevertheless enforce this agreement and the Tax Deed against the Purchaser as if the assignment had not occurred; and

(c)	the assignment shall not in any way operate so as to increase the liability of the Purchaser or the Sellers (or any of them) under this agreement or the Tax Deed.

15.2
Except as permitted by this clause, none of the rights or obligations under this agreement or the Tax Deed may be assigned or transferred without the prior written consent of the Sellers and the Purchaser.

16.	PAYMENTS

16.1
Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this agreement and the Tax Deed shall be made in pounds sterling by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. The relevant account for a given payment is:

(a)	if that payment is to the Sellers, the account of the Sellers' Solicitors at:
bank:         * * *

or such other account as the Sellers shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment.

(b)	if that payment is to the Purchaser, the account of the Purchaser at:
bank:         * * *

or such other account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Sellers for the purpose of that payment.

16.2
If a party defaults in making any payment when due of any sum payable under this agreement or under the Tax Deed, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of 2% above the base rate from time to time of Barclays Bank plc, which interest shall accrue from day to day and be compounded monthly.

16.3
If any Seller is required by law to make a deduction or withholding in respect of any sum payable under this agreement, such Seller shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Purchaser of such additional amount as shall be required to ensure that the net amount received by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

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17.	GENERAL

17.1	The receipt by the Sellers' Solicitors of any sum or document to be paid or delivered at Completion to a Seller shall discharge the Purchaser's obligation to pay or deliver it to that Seller.

17.2
Each of the obligations, Warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and shall not be affected by the waiver of any Condition or any notice given by the Purchaser in respect of any Condition.

17.3
Where any obligation, representation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by two or more of the Sellers, they shall be jointly and severally responsible in respect of it.

17.4
The Purchaser may release or compromise in whole or in part the liability of any of the Sellers under this agreement or grant any time or indulgence to that Sellers without affecting the liability of any other Sellers.

17.5	Any consent or authority given by a majority of the Sellers in connection with this agreement shall bind all the Sellers.

17.6	Except as otherwise expressly provided in this agreement each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

17.7
This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart. Facsimile signatures shall be valid and binding to the same extent as original signatures.

17.8	The rights of each party under this agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided in this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

17.9	Except as otherwise expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

18.	WHOLE AGREEMENT

18.1
This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this agreement.

* * * Confidential Treatment

18.2
Each party acknowledges that in agreeing to enter into this agreement and the other Transaction Documents it/he has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in the Transaction Documents) made by or on behalf of the other party before the entering into of this agreement. Each party waives all rights and remedies which, but for this sub-clause 18.2, might otherwise be available to it/him in respect of any such representation, warranty, collateral contract or other assurance.

18.3	Nothing in this clause limits or excludes any liability for fraud or wilful concealment.

19.	GOVERNING LAW AND JURISDICTION

19.1	This agreement is governed by English law.

19.2	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement and the parties submit to the exclusive jurisdiction of the English courts.

19.3	Each Seller irrevocably appoints the Sellers' Solicitors of * * * as his agent in England for service of process.

19.4
Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this agreement or the transactions contemplated by it and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise). Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this agreement by, amongst other things, the mutual waivers and certifications in this clause.

20.	LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

* * * Confidential Treatment

SCHEDULE 1

THE SELLERS

(A)	(B)	(C)	(D)
Name and address of Sellers	Number of Ordinary Shares	Initial Consideration (£)	Percentage
David Robinson	22973	1,800,000	20%
Harold Mark Ennis	22973	1,800,000	20%
Stephen Penrose	22973	1,800,000	20%
Andrew Sampson	22973	1,800,000	20%
Andrew Ward	22973	1,800,000	20%

* * * Confidential Treatment

SCHEDULE 2

THE COMPANY

Deleted pursuant to Regulation S-K, Item 601(b)(2). Registrant will furnish supplementally upon request by the Commission.

* * * Confidential Treatment

SCHEDULE 3

PROPERTIES

LEASEHOLD

Deleted pursuant to Regulation S-K, Item 601(b)(2). Registrant will furnish supplementally upon request by the Commission.

* * * Confidential Treatment

SCHEDULE 4

WARRANTIES

1. General 2. Accounts and Financial 3. Commercial 4. Taxation 5. Properties 6. Employees, Pensions and Incentives

1.	GENERAL

1.1	Recitals and schedules

The particulars relating to the Company and the Properties set out in the schedules to this agreement are true and accurate.

1.2	Constitutional documents, statutory books and returns

(a)
The copy of the memorandum and articles of association of the Company which is annexed to the Disclosure Letter is accurate and complete and has annexed or incorporated copies of all resolutions or agreements required by the Companies Act 1985 to be so annexed or incorporated.

(b)
The register of members and other statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

(c)
All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to the registrar of companies have been correctly made up and duly filed or delivered.

1.3	Sellers' other interests

None of the Sellers are concerned in any business (within the meaning set out in clause 11.2) which is competitive or likely to be competitive with the business of the Company.

1.4	Ownership of the Shares

(a)	The shares, details of which are set out opposite "issued capital" in schedule 2, constitute the whole of the issued and allotted share capital of the Company and are fully paid up.

(b)	No person is entitled or has claimed to be entitled to require the Company to issue any share or loan capital either now or at any future date whether contingently or not.

(c)	There is no Encumbrance on, over or affecting any of the Shares and no person has claimed to be entitled to any such Encumbrance.

* * * Confidential Treatment

1.5	Subsidiaries, associations and branches

The Company:

(a)	does not hold or beneficially own, nor has it agreed to acquire, any securities of any other company;

(b)
is not, nor has it agreed to become, a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations); and

(c)
does not have outside the United Kingdom any branch or any permanent establishment (as that expression is defined in the respective Double Taxation Relief Orders current at the date of this agreement).

1.6	Ownership of assets

(a)
At the Accounts Date all the assets included in the Accounts were owned by the Company and full and accurate particulars of all fixed assets acquired or agreed to be acquired by the Company since the Accounts Date are set out in the Disclosure Letter.

(b)
Except for current assets offered for sale or sold in the ordinary course of trading, the Company has not since the Accounts Date disposed of any of the assets included in the Accounts or any assets acquired or agreed to be acquired since the Accounts Date.

(c)
Save for the security disclosed in the Disclosure Letter, none of the property, assets, undertaking, goodwill or uncalled capital of the Company (other than the Properties) is subject to any Encumbrance.

(d)	The assets of the Company comprise all the assets reasonably necessary for the continuation of its business as carried on at the date of this agreement.

1.7	Vulnerable prior transactions

There has been no transaction pursuant to or as a result of which (i) any of the Shares or (ii) any asset owned, purportedly owned or otherwise held by the Company is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction.

1.8	Compliance with statutes

So far as the same applies to the Company, neither the Company, nor (so far as the Sellers are aware) any of the officers, agents or employees of the Company (during the course of his duties), has done or omitted to do anything which is a contravention of any statute, order, regulation or the like which has resulted or may result in any fine, penalty or other liability or sanction on the part of the Company.

1.9	Licences and consents

The Company has, and has at all times complied with the terms and conditions of, all licences (including statutory licences), authorisations and consents necessary to own and operate its assets and to carry on its business as it does at present and (so far as the Sellers are aware) no circumstances exist which may result in the termination, revocation, suspension or modification of any of those licences, authorisations or consents or that may prejudice the renewal of any of them.

* * * Confidential Treatment

1.10	Insider contracts

(a)
The Company is not a party to any contract or arrangement in which any of the Sellers or any person connected with any of the Sellers is interested, directly or indirectly, nor has there been any such contract or arrangement at any time during the six years ending on the date of this agreement.

(b)
The Company is not a party to, nor have the profits or financial position of the Company during the five financial periods ended on the Accounts Date been affected by, any contract or arrangement which is not of an entirely arm's length nature.

(c)
None of the Sellers nor any person connected with any Seller is a party to any contract or arrangement for the provision of finance, goods, services or other facilities to or by the Company or in any way relating to, or to the affairs of, the Company.

1.11	Litigation

(a)
The Company is not engaged in any litigation, arbitration or alternative dispute resolution proceedings (except as plaintiff for collection of debts not exceeding an aggregate of £10,000 in the case of all debts being collected and not exceeding £5,000 in the case of any one debt being collected) and there are no such proceedings pending or threatened by or against the Company.

(b)	So far as the Sellers are aware, there are no circumstances which are likely to give rise to any litigation, arbitration or alternative dispute resolution proceedings by or against the Company.

(c)
The Company has not been notified that it is the subject of any investigation, inquiry, enforcement proceedings or process by any governmental, administrative or regulatory body nor, so far as the Sellers are aware, are there any circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

(d)
All claims and liabilities, and costs associated with those claims and liabilities, arising out of the matters disclosed against this warranty 1.11 in the Disclosure Letter are fully covered and provided for under the Company's insurance policies.

1.12	Environmental matters

(a)	In this paragraph:

(i)
Dangerous Substance means any natural or artificial substance or thing (whether in a solid, liquid, gas, vapour or other form) that is capable (alone or in combination) of causing harm to man or any other living organism or of damaging the Environment or public health (including controlled, clinical, special or hazardous waste, polluting, toxic or dangerous substances, radiation, noise, vibration, electricity and heat);

(ii)
Environment means any or all of the following media: air (including air within any building or other natural or man-made structure whether above or below ground), water (including surface waters, underground waters, groundwater, coastal and inland waters and water within any natural or man-made structure), land (including land under water, surface land and sub-surface land), flora, fauna, ecosystems and man;

* * * Confidential Treatment

(iii)
Environmental Law means any and all laws, statutes, secondary and subordinate legislation, by-laws, regulations, directives, rules, codes of practice, circulars, guidance and the like, common law, notices, judgments, orders, decisions and interpretations of any laws by any Regulatory Authority, international and EU treaties and regulations concerning the protection of the Environment, human health and welfare or conditions in or in the vicinity of the workplace or the generation, transportation, storage, treatment or disposal of any Dangerous Substance or waste and/or concerning the pharmaceutical industry;

(iv)
Environmental Licence means any permit, licence (including statutory licence), authorisation, permission, accreditation, consent, exemption or other approval required under or in relation to any Environmental Law;

(v)
Regulatory Authority means any authority, agency, department (including, but not limited to, any governmental department or agency) or other person having authority under or jurisdiction in respect of any Environmental Law;

(vi)
Relevant Property means any property or land (including buildings or other natural or man-made structures where above or below ground) or part thereof now or previously owned, leased, occupied or controlled by the Company;

(b)	So far as the same applies to the Company, the Company has at all times complied in all material respects with applicable Environmental Laws.

(c)
The Company has at all times held all requisite Environmental Licences (and in relation to currently required Environmental Licences these are valid and subsisting) and has at all times complied in all material respects with the terms and conditions of such Environmental Licences. So far as the Seller is aware, there are no circumstances likely to give rise to any suspension, revocation or material modification of any Environmental Licence or which may prejudice the renewal, extension or, where necessary, transfer of any such licence.

(d)
The Seller has disclosed full details of (and where in the possession or control of the Company copies of) all environmental and/or health and safety assessments, audits, reviews or investigations produced in the last five years whether in draft (where no final form report has been produced) or final form concerning (directly or indirectly) the current or previous operations of the Company and/or the Environment at any Relevant Property.

(e)
The Company has not at any time used, disposed of, stored, generated, released, buried, transported or emitted any Dangerous Substances at, on, from, under or to any Relevant Land nor has the Company or any other person or entity for which the Company may be liable used, disposed of, stored, generated, released, buried, transported or emitted any Dangerous Substance at, on, from, under or to any other place and so far as the Seller is aware no other person has used, disposed of, stored, generated, released, buried, transported or emitted any Dangerous Substance at, on, from, under or to any Relevant Land.

(f)
In the last five years the Company has not at any time received any notice or other communication from which it appears that (1) the Company has been, is or may be in violation of any Environmental Law or Environmental Licence and/or (2) any Relevant Land is subject to any investigation or inquiry by any Regulatory Authority.

(g)
The Company is not or has not at any time in the last five years been engaged in any prosecution, litigation, arbitration or settlement action concerning Environmental Law, any Environmental Licence or Dangerous Substances and the Seller is not aware of any facts or circumstances which are likely to give rise to such prosecution, litigation, arbitration or settlement action by or against the Company.

* * * Confidential Treatment

1.13	Insolvency

(a)	No receiver, receiver and manager or administrative receiver has been appointed in respect of the Company or in respect of the whole or any part of the assets or undertaking of the Company.

(b)
No administration order has been made, no petition or application has been presented for such an order and no documents have been filed with the court for the appointment of an administrator in respect of the Company and no notice of intention to appoint an administrator has been given in respect of the Company.

(c)
No meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of the Company and no provisional liquidator has been appointed to the Company.

(d)	The Company has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.

(e)
No unsatisfied judgment, order or award is outstanding against the Company, no written demand under section 123(1)(a) of the Insolvency Act has been made against the Company and no distress or execution has been levied on, or other process commenced against, any asset of the Company.

(f)
No voluntary arrangement under section 1 of the Insolvency Act has been proposed or approved in respect of the Company and no steps have been taken to obtain a moratorium under Schedule A1 of the Insolvency Act in respect of the Company.

(g)
No meeting to approve a compromise or scheme of arrangement under section 425 of the Companies Act 1985 has been convened and no such compromise or scheme has been agreed to or sanctioned in respect of the Company.

(h)	The Company has not entered into any compromise or arrangement with its creditors or any class of its creditors generally.

(i)
No person has been appointed, no proceedings have been commenced, no order has been obtained and no other action has been taken of a type mentioned in any of the subparagraphs above in any jurisdiction other than the UK.

(j)
No circumstances have arisen which entitle any person to take any action, appoint any person, commence any proceedings or obtain any order of a type mentioned in any of the subparagraphs above in any relevant jurisdiction.

1.14	Capacity and consequences of sale

(a)
Each Seller has the power to execute and deliver this agreement, the Tax Deed and each of the other Transaction Documents to which he is or will be a party and to perform his obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.

(b)
This agreement constitutes and the Tax Deed will, when executed, constitute legal, valid and binding obligations on each Seller in accordance with their respective terms. Each of the other Transaction Documents to which any Seller is or will be a party will, when executed, constitute legal, valid and binding obligations on such Seller in accordance with its terms.

* * * Confidential Treatment

(c)
The execution and delivery by each Seller of this agreement, the Tax Deed and of each of the other Transaction Documents to which he is or will be a party and the performance of the obligations of each Seller under them do not and will not:

(i)	conflict with or constitute a default under any provision of:

(A)	any agreement or instrument to which any Seller or the Company is a party; or

(B)	the constitutional documents of the Company; or

(C)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which any Seller or the Company is bound; or

(ii)	relieve any other party to a contract with the Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract; or

(iii)	result in the creation or imposition of any Encumbrance on any of the Shares or any of the property or assets of the Company.

* * * Confidential Treatment

2.	ACCOUNTS AND FINANCIAL

2.1	Accuracy of Accounts

The Accounts:

(a)
have been prepared under the historical cost convention (as modified for the revaluation of land and buildings) and in accordance with GAAP, the Companies Act 1985 and other applicable statutes and regulations;

(b)
correctly state the assets of the Company and give a true and fair view of the state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company for the period ended on the Accounts Date;

(c)
contain (as appropriate under GAAP) specific provisions, accruals or creditors adequate to cover, or full particulars in notes, of all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent or otherwise) of the Company as at the Accounts Date; and

(d)	save as expressly disclosed therein, are not affected by any unusual or non-recurring items.

2.2	Valuation of stocks and fixed assets

(a)
The Accounts have been prepared applying and adopting the same policies, principles, bases, conventions, rules, practices, techniques, methods and procedures as were applied and adopted in the Company's accounts for each of the four preceding financial periods and in particular:

(i)
the basis of valuation for stocks and work-in-progress has remained the same in respect of the commencement and end of each of the accounting periods of the Company during the period of four years ended on the Accounts Date or since the date of its incorporation (whichever period is the shorter); and

(ii)
the rate of depreciation applied in respect of each fixed asset for the period ended on the Accounts Date has been consistently applied over previous accounting periods of the Company and is adequate to write down the value of such fixed asset to its net realisable value as at the end of its useful working life.

(b)	In the Accounts:

(i)	full provision has been made for redundant, obsolete, unsaleable, deteriorated or slow moving stocks; and

(ii)	the value attributed to each fixed asset of the Company does not exceed its current market value as at the Accounts Date.

2.3	Book debts

(a)
The debts included in the Accounts have realised or will realise, in the ordinary course of collection, their nominal amounts plus any costs of collection and any accrued interest less any provisions for bad and doubtful debts included in the Accounts.

(b)
None of the Sellers has any reason to believe that any debt owing to the Company at the date of this agreement (other than the debts included in the Accounts) will not in the ordinary course of collection realise its nominal amount plus any costs of collection and any accrued interest.

* * * Confidential Treatment

2.4	Books and records

All accounts, books, ledgers and other financial records of the Company:

(a)	have been properly maintained and contain accurate records of all matters required to be entered in them by the Companies Act 1985; and

(b)	give a true and fair view of the matters which ought to appear in them.

2.5	Management accounts

The unaudited management accounts of the Company for each of July and August, 2006 in the Agreed Form have been prepared applying and adopting policies, principles, bases, conventions, rules, practices, techniques, methods and procedures consistent with those employed in preparing the Accounts and give a true and fair view of the financial position of the Company for the period to which such accounts relate.

2.6	Position since Accounts Date

Since the Accounts Date:

(a)	the Company has conducted its business in a normal and proper manner;

(b)	the Company has not entered into any unusual contract or commitment or otherwise departed from its normal course of trading;

(c)	there has been no deterioration in the turnover, the trading performance, the assets, the financial position or the prospects of the Company; and

(d)
the Company has paid its creditors in accordance with normal commercial practice and, without limiting the foregoing, no debt owing by the Company has been outstanding for more than 60 days from the date of invoice.

2.7	Capital commitments

Except as expressly disclosed in the Accounts, the Company did not have any commitment on capital account outstanding at the Accounts Date. Since the Accounts Date the Company has not entered into nor agreed to enter into any capital commitment.

2.8	Dividends and distributions

(a)
No dividend or other distribution of profits or assets, including any distribution within the meaning of Part VI and section 418 of the Taxes Act 1988, has been or agreed to be declared, made or paid by the Company since the Accounts Date.

(b)
All dividends or other distributions of profits or assets declared, made or paid since the date of incorporation of the Company have been declared, made and paid in accordance with law and its constitutional documents.

* * * Confidential Treatment

2.9	Borrowings, loan capital and guarantees

The Company does not have outstanding any loan capital or any money borrowed or raised, including money raised by acceptances or debt factoring, or any liability (whether present or future, actual or contingent) in respect of any guarantee or indemnity. Continuation of facilities

2.10	Continuation of Facilities

In relation to each agreement, trust deed, instrument or arrangement under which the Company has outstanding any loan capital, has outstanding any money borrowed or raised (including money raised by acceptances or debt factoring) or has any liability (whether present or future, actual or contingent) in respect of any guarantee or indemnity:

(a)	full and accurate particulars of it, and a copy of all documents relating to it, are set out in or, as the case may be, annexed to the Disclosure Letter;

(b)	so far as the Sellers are aware, there has not been any contravention of, or non-compliance with, any of its terms or conditions;

(c)	no steps for the enforcement of any Encumbrance have been taken or threatened;

(d)	there has not been any alteration to its terms and conditions;

(e)	so far as the Sellers are aware, none of the Sellers nor the Company has done anything which might affect or prejudice its continuation;

(f)	it is not dependent on the guarantee of, or on any security provided by, a third party; and

(g)	it is not terminable, and no amount is or may become repayable under it, by reason of the sale of the Shares.

2.11	Derivative transactions

The Company does not have outstanding any obligations in respect of a derivative transaction including any foreign exchange transaction.

2.12	Government grants

So far as the Sellers are aware, the Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or other body.

2.13	Loans

The Company has not lent any money which has not been repaid to it and does not own the benefit of any debt (whether present or future, actual or contingent) other than amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied on normal arm's length terms.

2.14	Bank accounts

The statement of the Company's bank accounts and of the credit or debit balance on each of them as at a date not more than seven days before the date of this agreement annexed to the Disclosure Letter is correct, and the Company does not have any bank or deposit account (whether in credit or overdrawn) not included in that statement. Since the date of that statement there has not been any payment out of any of the accounts concerned except for routine payments and the balance on each such account is not materially different from the balance shown on that statement.

* * * Confidential Treatment

2.15	Working Capital

Having regard to the existing bank and other facilities available to it the Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for the period of 3 months after the date of this agreement and for the purposes of executing, carrying out and fulfilling in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by it.

2.16	Political and charitable donations

The Company has not incurred any political expenditure or made any political or charitable donation in the current or preceding financial year and is not under any commitment to do so.
* * * Confidential Treatment

3.	COMMERCIAL

3.1	Suppliers and customers

To the best of the Sellers' knowledge, information and belief:

(a)	no supplier of the Company has ceased or will cease supplying it or has reduced or will reduce its supplies to the Company; and

(b)	no customer of the Company has terminated or will terminate any contract with it or withdraw or reduce its custom with it,

after Completion or as a result of the proposed acquisition of the Company by the Purchaser.

3.2	Trading contracts and outstanding offers

(a)	The Company has observed and performed all the terms and conditions on its part to be observed and performed under each of the contracts to which it is a party.

(b)
The Company will not be required after the date of this agreement to undertake any work or supply any goods or services, except on normal commercial terms under a contract entered into on or before the date of this agreement.

(c)
No offer, tender or the like which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person is outstanding, except in the ordinary course of the business of the Company.

(d)	Neither the Company nor any regular supplier to it sells or purchases any stock or materials on terms that property does not pass until full payment is made.

3.3	Defective products

(a)
The Company has not manufactured or sold products which are or have or will become in any material respect dangerous, faulty or defective or which do not comply in any material respect with any warranty or representation expressly or impliedly made by it.

(b)	The Company has not accepted any obligation to service, repair, maintain, take back or otherwise do anything in respect of any article sold or delivered by it.

3.4	Material contracts

The Company is not a party to any contract, arrangement or obligation which:

(a)	whether by reason of its nature, term, scope, price or otherwise, is or is likely to be of material importance to the business, profits, assets or liabilities of the Company; or

(b)	is not in the ordinary course of its business; or

(c)	is incapable of performance in accordance with its terms within six months after the date on which it was entered into or undertaken; or

(d)	is expected by the Sellers to result in a loss to the Company on completion of performance; or

* * * Confidential Treatment

(e)	is of an onerous nature or cannot be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort; or

(f)	requires an aggregate consideration payable by the Company in excess of £5,000; or

(g)	involves the supply of goods or services the aggregate sales value of which will represent in excess of 3% of the turnover of the Company expected by the Sellers for the current financial year; or

(h)	involves payment of any sum by the Company determined by reference to fluctuations in the Index of Retail Prices or any other index; or

(i)	requires payment of any sum by the Company in any currency other than pounds sterling; or

(j)	is for the provision of management or similar services to the Company and which is not terminable the Company on less than three months' notice without compensation.

3.5	Agencies etc.

The Company is not a party to:

(a)	any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement; or

(b)	any agreement or arrangement which restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

3.6	Anti-competitive arrangements

The Company is not now, nor has during the last six years been, a party to any agreement or concerted practice or involved in any business conduct which infringes any anti-trust or similar legislation in any jurisdiction in which it carries on business or has assets or sales (including Articles 81 and 82 EC (formerly Articles 85 and 86 of the EC Treaty)) nor has, pursuant to any such legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval, had an order, notice or direction made against it or received any request for information or statement of objections from or corresponded with any court or authority. The Company has not during the last 10 years been in receipt of any state aid within the meaning of Article 87(1) EC (formerly Article 92(1) of the EC Treaty).

3.7	Confidential information

(a)
Neither the Company nor any predecessor in business of the Company has at any time (except (A) in the normal and proper course of the Company's day-to-day business and subject to an enforceable obligation of confidentiality or (B) to the Company's professional advisers) disclosed to any person other than the Purchaser or the Purchaser's Advisers:

(i)
any of the secret or confidential information or property of the Company, including any financial information, plan, statistics, document, file, client list, marketing information, records or papers; or

(ii)	any other information relating to the Company's business or affairs the disclosure of which might or could cause loss or damage to or adversely affect the Company; or

* * * Confidential Treatment

(iii)	any secret or confidential information relating to any customer, client, employee or agent of the Company or to any other person who has or has had any dealings with the Company.

(b)
So far as the Sellers are aware, the Company is not now nor has been a party to any agreement, arrangement or policy as to confidentiality of information which is void or unenforceable (whether in whole or in part).

3.8	Intellectual property

(a)
No activities of the Company (or of any licensee under any licence granted by the Company) infringe or are likely to infringe any Intellectual Property Right of any third party and no claim has been made against the Company or any such licensee in respect of such infringement.

(b)
Full and accurate particulars of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by the Company are set out in the Disclosure Letter. Each such Intellectual Property Right is legally and beneficially owned, free from any Encumbrance, solely by the Company.

(c)
Full and accurate particulars of or, in the case of a document, a copy of all licence and other agreements relating to any Intellectual Property Right to which the Company is a party (whether as licensor or licensee) or which relate to any Intellectual Property Right owned by the Company are set out in or annexed to the Disclosure Letter. The Company is not in breach of any such agreement and, so far as the Sellers are aware, no third party is in breach of any such agreement.

(d)
So far as the Sellers are aware, all the Intellectual Property Rights referred to in subparagraph 3.8(b) above and all the agreements referred to in subparagraph 3.8(c) above are valid and subsisting and nothing has been done or omitted to be done by the Company, and, so far as the Sellers are aware, nothing has been done or omitted to be done by any third party, which would jeopardise the validity or subsistence of any of such Intellectual Property Rights or of any of such agreements. None of such Intellectual Property Rights or agreements is subject to or contains any restriction which materially and adversely affects the Company's ability to use it for the purpose of its business.

(e)
The Company owns or has licensed to it all Intellectual Property Rights it requires to carry on its business as such business has been carried on during the twelve months prior to the date of this agreement. None of such Intellectual Property Rights nor the Company's ability to use any of such Intellectual Property Rights will be affected by the acquisition of the Company by the Purchaser.

(f)	So far as the Sellers are aware there has been no unauthorised use by any person of any Intellectual Property Right or confidential information of the Company.

3.9	Plant and equipment

So far as the Sellers are aware, each item of machinery or plant of the Company, including of its fixed machinery or plant, and each vehicle and item of office equipment owned or used by it:

(a)	is in good repair and condition (subject to fair wear and tear);

* * * Confidential Treatment

(b)	is in satisfactory working order;

(c)	has been properly serviced and maintained; and

(d)	is not surplus to the Company's requirements.

3.10	Insurance

(a)
All the assets and undertaking of the Company of an insurable nature (including the Properties) are and have at all material times been insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same classes of business as those carried on by the Company and the Company is now and has at all material times been adequately covered against accident, damage, injury, third party loss, loss of profits and other risks normally covered by insurance.

(b)
Full and accurate particulars of or, in the case of a document, a copy of each of the insurance policies effected in whole or in part for the benefit of the Company and current as at the date of this agreement are set out in or annexed to the Disclosure Letter.

(c)
All such insurance policies are currently in full force and effect and nothing has been done or omitted to be done (including any failure to report on a timely basis any matter or circumstance to the insurer concerned) which could make any such policy void or voidable in whole or in part, and there is no claim outstanding under any such policy.

3.11	Data and records

(a)
For the purposes of this paragraph, Data Protection Legislation means all statutes, enacting instruments, common law, regulations, directives, codes of practice, guidance notes, decisions, recommendations and the like (whether in the United Kingdom or the European Union) concerning the protection and/or processing of personal data.

(b)
All the records and all data and information of the Company are recorded, stored, maintained, operated or otherwise held exclusively by the Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of the Company. The Company has not disclosed to any third party any such records, data or information.

(c)	The Company has complied with all relevant requirements of Data Protection Legislation, including:

(i)	the data protection principles established in that legislation;

(ii)	requests from data subjects for access to data held by it; and

(iii)	the requirements relating to the notification by data controllers to the relevant data protection regulator of their processing of personal data.

(d)
The Company has not received any notice or allegation from either the UK Information Commissioner or from any other data protection regulator in any other jurisdiction, a data controller or a data subject alleging non-compliance with any Data Protection Legislation (including data protection principles), requiring the Company to change or delete any data or prohibiting any transfer of data to a place outside the United Kingdom.

* * * Confidential Treatment

(e)
No individual has claimed or has the right to claim compensation from the Company under any Data Protection Legislation, including for unauthorised or erroneous processing or loss or unauthorised disclosure of data.

3.12	Business names

The Company carries on business under its own corporate name and not any other name.

3.13	Powers of attorney

The Company has not granted any power of attorney or similar authority which remains in force.

3.14	Systems compliance

(a)
For the purposes of this paragraph, Systems means all the software, hardware, network and telecommunications equipment and internet-related information technology that are used by the Company in connection with the operation of its business as currently conducted.

(b)
Full and accurate particulars of or, in the case of a document, a copy of all agreements relating to the Systems to which the Company is a party are set out in or annexed to the Disclosure Letter. Neither the Company nor, so far as the Sellers are aware, any third party is in material breach of any such agreement.

(c)
The Company is the exclusive owner and has direct control of and/or is validly licensed or otherwise authorised to use the Systems. The Systems and the Company's ability to use all or any part of the Systems will not be affected by the acquisition of the Company by the Purchaser.

(d)
So far as the Sellers are aware, the Systems comprise all computer systems (including computer processors, associated and peripheral equipment, computer programs, systems software and technical and other documentation relating to any computer system) required by the Company in the continuance of its business in the ordinary course to the same extent as carried on in the period of twenty four months prior to the date of this agreement. Full and accurate particulars of or, in the case of a document, a copy of all proposed acquisitions in relation to the Systems are set out in or annexed to the Disclosure Letter.

(e)
The Systems have the benefit of the maintenance agreements of which full and accurate particulars of or, in the case of a document, a copy of are set out in or annexed to the Disclosure Letter. There have been no security breaches, breakdowns, malfunctions, data loss, failures or other defects in the Systems in the twelve month period ended on the date of this agreement which have had an adverse effect on the operations of the Company.

(f)
Full and accurate particulars of all of the Company's websites are set out in the Disclosure Letter. The Company has not in the twelve month period ended on the date of this agreement received any written notice that the operation of, or content of, any of its websites fails to comply with any applicable laws.

(g)
So far as the Sellers are aware, the Company is the owner of all Intellectual Property Rights relating to the design and layout of its websites and either the owner or licensee of all software relating to the operation, functionality and performance of those websites.

* * * Confidential Treatment

4.	TAXATION

4.1	Tax returns

All information, notices, accounts, statements, reports, computations, assessments and returns which ought to have been submitted, made or given to HM Revenue and Customs or any other relevant Taxation Authority by the Company have been properly and duly so submitted, made or given, and all information, notices, accounts, statements, reports, computations, assessments and returns submitted, made or given to HM Revenue and Customs or any such other authority are true and accurate and none of them is the subject of any material dispute or likely to become the subject of any material dispute with any such authority.

4.2	Taxation liabilities

(a)
All Taxation for which the Company has been liable or for which the Company has been liable to account has been duly paid (insofar as it ought to have been paid) and, without prejudice to the generality of the foregoing, the Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments in respect of those deductions and retentions as should have been made.

(b)
Full and accurate particulars of all payments made and all repayments claimed by the Company since the Accounts Date pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 are set out in the Disclosure Letter, and the computation of each such payment or claim for repayment took proper account of all relevant estimates and other information available to the Company at the time when such payment was made or at the time when such claim for repayment was submitted to HM Revenue and Customs (as the case may be).

4.3	Penalties and interest

The Company has not within the past seven years paid or become liable to pay, and there are no circumstances by reason of which the Company is likely to become liable to pay, any penalty, fine, surcharge or interest relating to Taxation whether charged by virtue of the provisions of Schedule 18 to the Finance Act 1998, the Taxes Management Act 1970, the VATA 1994 or otherwise.

4.4	Investigations

The Company has not within the past 12 months received any notice of enquiry or suffered any enquiry, investigation, audit or visit by HM Revenue and Customs, the Department of Social Security or any other Taxation Authority, and so far as the Sellers are aware no such enquiry, investigation, audit or visit is planned for the next 12 months.

4.5	Distributions and other payments

(a)
Full and accurate particulars of each repayment or agreement to repay, redemption or agreement to redeem or purchase or agreement to purchase any shares of any class of its issued share capital made, effected or entered into by the Company at any time after 6 April 1965, and of each grant of an option by the Company at any time after 6 April 1965 under which it may become liable to purchase any shares of any class of its issued share capital, are set out in the Disclosure Letter.

(b)
The Company has adequate records to identify any and all repayments, redemptions or purchases of its share capital (and agreements for the same), any and all grants of options to purchase its share capital, any and all capitalisations in the form of shares or debentures of any profits or reserves (and agreements for the same) and any and all issues of any share capital other than for the receipt of new consideration.

* * * Confidential Treatment

(c)
The Company has not at any time after 6 April 1965 capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration (within the meaning of Part VI of the Taxes Act 1988) or passed or agreed to pass any resolution to do so.

(d)
No securities (within the meaning of Part VI of the Taxes Act 1988) issued by the Company and remaining in issue at the date of this agreement were issued in circumstances such that any interest or other distribution out of assets in respect thereof falls to be treated as a distribution under section 209(2)(d), or (e) of the Taxes Act 1988, nor has the Company agreed to issue securities (within that meaning) in such circumstances.

(e)
All rents, annual payments, expenses and other sums of an income nature paid or payable by the Company since the Accounts Date or which the Company is under an obligation to pay in the future are wholly allowable as deductions or charges in computing income for the purposes of corporation tax.

(f)
All interest, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of Chapter II of Part IV of the Finance Act 1996) are capable of being brought into account by the Company as a debit for the purposes of that Chapter as and to the extent that they are from time to time recognised in the Company's accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

(g)	The Company has not received any capital distribution to which the provisions of section 189 of the TCGA 1992 could apply.

(h)	The Company does not have any obligation to issue funding bonds (within the meaning of section 582 of the Taxes Act 1988) in respect of any liability to pay interest on any debt.

4.6	Capital allowances - general

(a)
No balancing charge under the Capital Allowances Act 2001 (or any other legislation relating to any capital allowances) would be made on the Company on the disposal of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any of those assets) or of any asset not in such a pool, on the assumption that such disposal is made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

(b)
No event has occurred since the Accounts Date otherwise than in the ordinary course of business by reason of which any balancing charge may fall to be made against or any disposal value may fall to be brought into account by the Company under the Capital Allowances Act 2001 (or any other legislation relating to any capital allowances) or the Company may be treated as receiving an amount of income pursuant to Schedule 10 to the Finance Act 2006.

(c)
The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company and no election affecting the Company has been made or agreed to be made under section 53 or section 55 of the Capital Allowances Act 1990 or section 177 or section 183 of the Capital Allowances Act 2001 in respect of any such asset.

* * * Confidential Treatment

(d)	The Company is not a lessee under a lease to which the provisions of Schedule 12 to the Finance Act 1997 apply or could apply.

(e)
The Company does not own or lease a long-life asset (within the meaning of section 91 of the Capital Allowances Act 2001) in respect of which any claim for capital allowances would be subject to the provisions of section 92 or section 101 to section 104 of the Capital Allowances Act 2001.

(f)
None of the assets, expenditure on which has qualified for a capital allowance under Part I of the Capital Allowances Act 1990 or Part 3 of the Capital Allowances Act 2001, has at any time since that expenditure was incurred been used otherwise than as an industrial building or structure.

(g)
The Company has not claimed any research and development tax relief or research and development tax credit under the Finance Act 2000 or the Finance Act 2002 (or any other legislation relating to reliefs or credits for research and development).

4.7	Capital allowances - short-life assets

The Company has not made any election under section 37 of the Capital Allowances Act 1990 or section 83 of the Capital Allowances Act 2001 nor is taken to have made such an election under section 37(8)(c) of the Capital Allowances Act 1990 or section 89(4) of the Capital Allowances Act 2001.

4.8	Capital gains - acquisition costs

The book value shown in or adopted for the purpose of the Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible under section 38 of the TCGA 1992.

4.9	Claims for rollover and hold-over of capital gains

Full and accurate particulars of or, in the case of a document, a copy of all claims and elections made (or assumed in the Accounts to have been or to be made) under section 23, section 152 to section 158 (including as those sections are modified on the application of section 179B and Schedule 7AB), section 161, section 162, section 165 or section 247 to section 248 of the TCGA 1992 (indicating which claims are provisional) insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by the Company of any of its assets are set out in or annexed to the Disclosure Letter, and such particulars indicate those of such assets (if any) whose disposal would not give rise to relief under Schedule 4 to the TCGA 1992.

4.10	Capital gains - 1982 rebasing

(a)	No election under section 35(5) of the TCGA 1992 has been made in relation to the Company, and the Accounts have been prepared on the basis that no such election has been or was to be made.

(b)
The Disclosure Letter sets out the date of the first disposal (if any) made by the Company to which section 35 of the TCGA 1992 applies, and the period during which an election under subsection (6) of that section could be made in relation to the Company has not (and will not at Completion have) expired.

* * * Confidential Treatment

(c)	The Company does not own nor has owned any asset on a disposal of which by it paragraph 2 of Schedule 3 to the TCGA 1992 could apply.

4.11	Capital gains - transactions not at arm's length

(a)
The Company has not disposed of nor acquired any asset in circumstances such that the provisions of section 17 of the TCGA 1992 could apply to such disposal or acquisition nor given or agreed to give any consideration to which section 128(2)(b) of the TCGA 1992 could apply.

(b)
The Company does not own nor has owned any shares on a disposal of which section 125(2) or (3) of the TCGA 1992 could apply nor has received any asset by way of gift as mentioned in section 282 of the TCGA 1992.

4.12	Capital gains - disposal of debts

No chargeable gain will accrue to the Company on the disposal of any debt owed to it.

4.13	Capital gains - transactions between connected persons

The Company is not entitled to any capital loss to which the provisions of section 18(3) of the TCGA 1992 are applicable.

4.14	Capital losses - restriction on allowable losses

No capital loss has occurred to the Company in disqualifying circumstances within the meaning of section 8(2)(b) of the TCGA 1992.

4.15	Intangible assets - general

(a)
In this paragraph and paragraph 4.16, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002 and to which the provisions of that Schedule apply and references to an intangible fixed asset shall be construed accordingly.

(b)
Full and accurate particulars are set out in the Disclosure Letter of the amount of expenditure on each of the intangible fixed assets of the Company and of the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company. No circumstances have arisen since the Accounts Date by reason of which any such basis might change.

(c)
The Company does not own an asset which has ceased to be a chargeable intangible asset since the Accounts Date in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002 and has not since the Accounts Date realised or acquired an intangible fixed asset for the purposes of Schedule 29 of the Finance Act 2002. No circumstances have arisen since the Accounts Date which have required, or will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.

* * * Confidential Treatment

4.16	Intangible assets - claims for roll-over relief etc.

No claims or elections have been made under Part 7 of Schedule 29 to the Finance Act 2002 in respect of any intangible fixed asset of the Company or under paragraph 56 of Schedule 29 to the Finance Act 2002 by the Company.

4.17	Employees - compensation for loss of office

The Company is not under an obligation to pay, nor has it since the Accounts Date paid or agreed to pay, any compensation for loss of office or any gratuitous payment not deductible in computing its income for the purposes of corporation tax.

4.18	Employees - give-as-you-earn

The Company does not participate in a scheme to which section 713 of ITEPA 2003 applies.

4.19	Employees - pension contributions

Since the Accounts Date the Company has not paid a contribution under a registered pension scheme for which it would not obtain relief under section 196 of the Finance Act 2004 and, if a contribution to a registered pension scheme has been paid since the Accounts Date, section 196A of the Finance Act 2004 does not apply to restrict the extent to which the contribution attracts relief.

4.20	Close companies

The Company is not nor has at any time within the last seven years been a close company as defined in section 414 of the Taxes Act 1988.

4.21	Group relief

(a)
Full and accurate particulars of, or a copy of, each written agreement that the Company has within the last seven years entered into for the claim or surrender of group relief under the provisions of section 402 to section 413 of the Taxes Act 1988, of advance corporation tax under the provisions of section 240 of or Schedule 13A to the Taxes Act 1988 or of a tax refund under section 102 of the Finance Act 1989 are set out in or annexed to the Disclosure Letter.

(b)
Except as expressly and fully provided for in the Accounts the Company is not and will not be under any obligation to make nor has any entitlement to receive in respect of any period ending on or before the Accounts Date any payment for group relief (as defined in section 402(6) of the Taxes Act 1988), any payment for the surrender of the benefit of any amount of advance corporation tax, any repayment of such a payment or any payment for the surrender of a tax refund under section 102 of the Finance Act 1989.

4.22	Groups of companies - general

The Company is not nor has it within the last seven years been a member of a group of companies as defined in section 170 of the TCGA 1992 or Part 8 of Schedule 29 to the Finance Act 2002.

* * * Confidential Treatment

4.23	Trading losses and unrelieved surplus ACT

(a)
The amount of trading losses available to the Company for carry forward has been agreed with HM Revenue and Customs and will not be less than £0. Nothing has been done which might cause the disallowance of the carry forward of such losses under section 768 of the Taxes Act 1988 and no claim under the provisions of section 393A of the Taxes Act 1988 has been made for carry back of the losses.

(b)
The amount of unrelieved surplus advance corporation tax (unrelieved surplus ACT) arising before 6 April 1999 available to be set against the Company's corporation tax liabilities for periods beginning on or after Completion has been agreed with HM Revenue and Customs and will not be less than £0. Nothing has been done which might cause the unavailability of such unrelieved surplus ACT under the provisions of section 245, section 245A or section 245B of the Taxes Act 1988 or paragraphs 16 to 18 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (the ACT Regulations), none of such unrelieved surplus ACT was attributable to a surrender under section 240 of the Taxes Act 1988 and no surplus shadow advance corporation tax has arisen in any accounting period which could be or has been allocated to the Company under paragraph 13 of the ACT Regulations. The Company is not the subject of a notification under paragraph 5(3) of the ACT Regulations.

4.24	Premiums and sale and lease back of land

The Company has not entered into any transaction to which the provisions of section 34, section 35, section 36, section 43A to section 43G or section 780 of the Taxes Act 1988 have been or could be applied.

4.25	Residence

(a)
The Company is and has throughout the past seven years been resident in the United Kingdom for corporation tax purposes and is not and has not been treated as resident in any other jurisdiction for any tax purpose. The Company has not nor has had a branch, agency or permanent establishment outside the United Kingdom.

(b)
The Company is not nor has within the past seven years been a dual-resident company within the meaning of section 404(4) of the Taxes Act 1988 and the Company has not been involved in any transaction to which section 404 of the Taxes Act 1988 or any other provision (including any exclusion from a provision) relating to dual-resident investing companies (as defined in that section) could apply.

4.26	Treasury consent

The Company has not carried out or caused or permitted to be carried out any of the transactions (i) specified at the relevant time in section 765(1) of the Taxes Act 1988 otherwise than with the prior consent of HM Treasury or (ii) specified at the relevant time in section 765A of the Taxes Act 1988 without having duly provided the required information to HM Revenue and Customs. Full and accurate particulars are set out in the Disclosure Letter of any and all transactions specified at the relevant time in section 765(1) of the Taxes Act 1988 and carried out or caused or permitted to be carried out by the Company with the special consent, as opposed to general consent, of HM Treasury.

* * * Confidential Treatment

4.27	Company migration without Treasury consent

(a)
The Company has not ceased to be resident in the United Kingdom for any tax purpose other than in pursuance of a consent from HM Treasury under section 765 of the Taxes Act 1988 without previously satisfying the requirements of section 130(2) and (3) of the Finance Act 1988 (and full and accurate particulars of the satisfaction of those requirements in relation to any and all cessations of residence to which they are applicable are set out in the Disclosure Letter). There are no circumstances by reason of which the Company could be liable to a penalty under section 131 of the Finance Act 1988 or be presumed by virtue of subsection (4) of that section to be so liable.

(b)
No company (not being the Company) has ceased or will cease to be resident in the United Kingdom for any tax purpose in circumstances such that a notice might be served on the Company under section 132 of the Finance Act 1988 by virtue of the relationship (as specified in paragraph (a) or (b) of subsection (3) of that section) of the Company with that company on or at any time prior to Completion.

(c)	The Company is not nor will become liable to tax under section 190 of the TCGA 1992 in respect of a disposal occurring on or before the date of this agreement.

(d)	The Company is not nor will become liable to tax under Schedule 28 to the Finance Act 2000 in respect of any amount of unpaid corporation tax of a non-UK resident company.

4.28	CFCs

(a)
The Company has not nor in the past seven years has had any interest in a controlled foreign company (as defined in Chapter IV of Part XVII of the Taxes Act 1988) or any material interest in an offshore fund (as defined in section 759 of the Taxes Act 1988).

(b)
No claim or election affecting the Company has been made (or assumed in the Accounts to be made) under section 140, section 140C or section 187 of the TCGA 1992 or paragraph 86, 87 or 109 of Schedule 29 to the Finance Act 2002.

4.29	Gains accruing to non-resident companies or trusts

There has not accrued any gain in respect of which the Company may be liable to corporation tax by virtue of the provisions of section 13 or section 87 of the TCGA 1992.

4.30	Unremittable overseas income and/or gains

The Company has neither received nor become entitled to any income which is unremittable "overseas income" within the meaning of section 584 of the Taxes Act 1988, no gain has accrued to the Company to which the provisions of section 279 of the TCGA 1992 could apply and the Company has not made any transfer to which section 723 of the Taxes Act 1988 could apply.

4.31	Agency for non-residents

The Company has not been nor is assessable to tax under section 78 of the Taxes Management Act 1970 as modified and applied for stamp duty reserve tax, section 126 of and Schedule 23 to the Finance Act 1995, section 150 of the Finance Act 2003 or section 42A of the Taxes Act 1988.

* * * Confidential Treatment

4.32	European Economic Interest Grouping

The Company is not and will not be subject to any tax liability or liable as agent for others as a result of being at or prior to the date of this agreement a member of a European Economic Interest Grouping (as defined in section 510A of the Taxes Act 1988).

4.33	Secondary liability

The Company is not liable to pay, reimburse or indemnify any person (including a Taxation Authority) an amount in respect of a tax liability (other than in respect of VAT) which is the primary liability of any other person and which arose as a result of a transaction, event, act or omission occurring on or before Completion (including those deemed to have occurred on or before Completion) or by reference to any profits earned on or before Completion.

4.34	Tax avoidance and clearances

(a)	The Company has not been a party to or otherwise involved in any transaction to which any of the following provisions could apply:

section 24 of the Finance (No.2) Act 2005;

section 51 of the Finance Act 2004;

section 420 of the ITEPA 2003;

paragraph 24 of Schedule 26 to the Finance Act 2002;

sections 91A-91G of the Finance Act 1996;

paragraph 13 of Schedule 9 to the Finance Act 1996;

section 29 to section 34 of the TCGA 1992;

sections 184A-184I of the TCGA 1992;

section 116 or section 118 of the Taxes Act 1988;

section 399 of the Taxes Act 1988;

section 730 to section 746 or section 774 to section 787 of the Taxes Act 1988;

section 801A of the Taxes Act 1988; and

Schedule 23A of the Taxes Act 1988.

(b)
The Company has not been a party to any transaction to which any of the following provisions has been or could be applied other than transactions in respect of which all HM Revenue and Customs clearances have been obtained after disclosure of all material facts:

section 139 of the TCGA 1992;

section 135 or section 136 of the TCGA 1992;

section 140A or section 140C of the TCGA 1992;

* * * Confidential Treatment

section 213 to section 218 of the Taxes Act 1988 and section 192 of the TCGA 1992;

section 219 of the Taxes Act 1988;

section 703 of the Taxes Act 1988; and

section 776 of the Taxes Act 1988.

(c)
Since 17 March 2004, the Company has not entered into any "notifiable arrangements" as defined in sections 306 and 307 of the Finance Act 2004 nor is or has the Company been a "promoter" in respect of any "notifiable proposal" or "notifiable arrangements" as such terms are defined in section 306 of the Finance Act 2004.

4.35	Transactions between persons under common control

(a)
No transaction or arrangement involving the Company has taken place or is in existence which is such that any of the provisions of section 770A of or Schedule 28AA to the Taxes Act 1988 or Part 12 of Schedule 29 to the Finance Act 2002 has been or could be applied to it.

(b)	Full and accurate particulars of each election made by the Company pursuant to paragraph 5B(3) of Schedule 28AA to the Taxes Act 1988 are set out in the Disclosure Letter.

(c)
No transfer pricing notice has been given by HM Revenue and Customs under paragraph 5C of Schedule 28AA to the Taxes Act 1988 in respect of the Company, and there are no circumstances by reason of which such a transfer pricing notice could be given.

(d)
Full and accurate particulars are set out in the Disclosure Letter of any and all written agreements pursuant to section 85(1) of the Finance Act 1999 in respect of any matters set out in section 85(2) of the Finance Act 1999 to which the Company is subject and the Company has not submitted and will not before Completion submit to HM Revenue and Customs a company tax return otherwise than in accordance with the terms of any such agreement.

4.36	Depreciatory transactions

The Company has not been a party to any transaction to which the provisions of section 176 or section 177 of the TCGA 1992 have been or could be applied.

4.37	Reconstruction of transactions

The Company has not been involved in any transaction or series of transactions which, or any part of which, may for any tax purpose be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to Taxation.

4.38	Pension scheme refunds

Since the Accounts Date no payment has been made to the Company to which section 601 of the Taxes Act 1988 applies.

4.39	Stamp duty, SDLT and stamp duty reserve tax

(a)	All documents in the enforcement of which the Company may be interested have been duly stamped.

* * * Confidential Treatment

(b)
No charge to stamp duty (or interest or penalties relating thereto) will arise in the Company as a result of a withdrawal of relief from stamp duty, previously granted under any of section 42 of the Finance Act 1930, section 11 of the Finance Act (Northern Ireland) 1954 or section 151 of the Finance Act 1995 on the transfer (including by grant or surrender) of an estate or interest in land or under section 76 of the Finance Act 1986, by virtue or as a consequence of the entering into or performance of this agreement or any event since the Accounts Date.

(c)
Full and accurate particulars are set out in the Disclosure Letter of all transfers (whether by grant, surrender or otherwise) which have been, or will before Completion be, made after 23 April 2002 to the Company of estates or interests in or over land in the United Kingdom which were made free from stamp duty by reason of any of section 42 of the Finance Act 1930, section 11 of the Finance Act (Northern Ireland) 1954 and section 151 of the Finance Act 1995 or were made at a reduced rate of stamp duty under section 76 of the Finance Act 1986. The Company holds does not hold, nor will at Completion hold, an estate or interest in land derived from an estate or interest in or over land in the United Kingdom which was transferred free from, or, as the case may be, at a reduced rate of, stamp duty by reason of any of those provisions after 23 April 2002.

(d)
The Company has not since the Accounts Date incurred any liability to or been accountable for any stamp duty reserve tax and there has been no conditional agreement within section 87(1) of the Finance Act 1986 which could lead to the Company incurring such a liability or becoming so accountable.

(e)
The Disclosure Letter contains details of all land transactions (as defined in section 43 of the Finance Act 2003) entered into by the Company including copies of the land transaction returns and details of the computation of SDLT paid or payable in respect of such transactions. All SDLT payable by the Company has been paid within the period prescribed by law, all land transaction returns have been correctly completed, are true and accurate and not the subject of any dispute with or enquiry from any Taxation Authority.

4.40	Stamp duty - depositary receipts and clearance services

The Company is not nor has been a person falling within subsection (6), (7) or (8) of section 67 or of section 70 of the Finance Act 1986, and the Company has not given nor become obliged to give any notification under section 68 or section 71 of the Finance Act 1986 or incurred any liability to stamp duty reserve tax under section 93 to section 97 of the Finance Act 1986.

4.41	Value Added Tax - general

(a)
The Company is duly registered for the purposes of VAT with quarterly prescribed accounting periods and no such registration is pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue and Customs. The Company is not (nor are there any circumstances by virtue of which the Company may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

(b)
The Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT including the making on time of accurate returns and payments and the proper maintenance and preservation of records and the Company has not been given any penalty liability notice within section 64 of the VATA 1994, any surcharge liability notice within section 59 or section 59A of that Act or any written warning within section 76(2) of that Act.

* * * Confidential Treatment

(c)
The Company is not nor has been treated for VAT purposes as a member of any group of companies. There has been no transfer of a business as a going concern in respect of which the Company could become, or has at any time since the Accounts Date been, liable under section 44 of the VATA 1994 nor any supply of goods or services by the Company in respect of which section 43(1) of the VATA 1994 is disapplied by subsection (2A) of that section. The Company is not of such a description that section 43(1AA) of the VATA 1994 has been, or could be, applied to a supply by or to the representative member. No application under section 43B(1) or section 43B(2) of the VATA 1994 involving the Company has been refused by HM Revenue and Customs under section 43B(5) of the VATA 1994 for the protection of the revenue. No direction has been given under paragraph 1 of Schedule 9A to the VATA 1994 either to the Company or in circumstances where the Company may be liable for any VAT assessed as a consequence of the issue of that direction.

(d)
The Company is not nor was partially exempt in its current or preceding VAT year and there are no circumstances by reason of which the Company might not be entitled to credit for all VAT chargeable on supplies received and imports and acquisitions made (or agreed or deemed to be received or made) by it since the beginning of its earliest VAT year to include a period since the Accounts Date. There are no circumstances by reason of which either regulation 107 or 108 of the Value Added Tax Regulations 1995 might apply (or have since the Accounts Date applied) to the Company.

(e)	The Company has not at any time been required to give security under paragraph 4 of Schedule 11 to the VATA 1994.

(f)
Full and accurate particulars of or, in the case of a document, a copy of all elections to waive exemption made or agreed to be made under Schedule 10 to the VATA 1994 by (i) the Company or (ii) any person who is a relevant associate (as defined in paragraph 3(7) of that Schedule) in relation to the Company are set out in or annexed to the Disclosure Letter. In respect of each election so made:

(i)
all things necessary for the election to have effect have been done and in particular any necessary notification and information has been duly given under paragraph 3(6) of Schedule 10 to the VATA 1994 and any necessary permission under paragraph 3(9) of that Schedule has been properly obtained;

(ii)
a copy of the notification, of any permission and of any other correspondence, and notes of conversations, with HM Revenue and Customs in connection with the election is annexed to the Disclosure Letter; and

(iii)	the land in relation to which the election has effect is not greater than that stated in the notification of the election,

and in no case has the Company charged VAT, whether on rents or otherwise, which is not properly chargeable because it has not made an election to waive exemption having effect in relation to the relevant supply.

(g)
The Company is not bound nor has agreed to become bound by any lease, tenancy or licence in the case of which, under its terms or by statute, the Company is or could become liable to pay an amount in respect of VAT chargeable as a result of the making of an election to waive exemption under Schedule 10 to the VATA 1994.

(h)
There are no past or present circumstances by reason of which the Company is or could become liable to VAT under paragraph 1 or paragraph 5 of Schedule 10 to the VATA 1994 (change of use, developers) or under the Value Added Tax (Self-supply of Construction Services) Order 1989.

* * * Confidential Treatment

(i)
No act or transaction has been effected in consequence of which the Company is or may be held liable for any VAT under section 47, section 48 or section 55 of the VATA 1994 (agents etc., tax representatives and customer accounting on supplies of gold) or section 29 of the VATA 1994 (self-billing), and no direction as to valuation affecting the Company has been given under paragraph 1, 1A or 2 of Schedule 6 or paragraph 1 of Schedule 7 to the VATA 1994.

4.42	Value Added Tax - capital goods scheme

In the case of each capital item (if any) within the meaning of Part XV of the Value Added Tax Regulations 1995 (Part XV) in relation to which a liability under Part XV has arisen or could in future arise on the Company, the Disclosure Letter sets out:

(i)	full and accurate particulars of past adjustments under Part XV; and

(ii)	full and accurate particulars of all matters to date which could be relevant in determining future adjustments under Part XV.

4.43 Value Added Tax - interest in the case of official error and repayment supplement

Full and accurate particulars are set out in the Disclosure Letter of all claims which have been or could be made by the Company under section 78 or section 79 of the VATA 1994. There are no circumstances by virtue of which an assessment under section 78A of the VATA 1994 has been or could be made on the Company.

4.44	Value Added Tax - bad debt relief

Full and accurate particulars are set out in the Disclosure Letter of all claims which have been or could have been made under section 36 of the VATA 1994 and there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid. There are no circumstances by virtue of which there could be a clawback of input tax from the Company under section 36(4A) or section 26A of the VATA 1994.

4.45	Value Added Tax - disclosure of avoidance schemes

The Company has not had a requirement to make a disclosure under Schedule 11A of the VATA 1994.

4.46	Capital Transfer Tax and Inheritance Tax

(a)
No transfer of value (as defined by the Inheritance Tax Act 1984) or disposal by way of gift (within the meaning of section 102 of the Finance Act 1986) has at any time been made by or to the Company, and there are no other circumstances by reason of which any liability in respect of capital transfer tax or inheritance tax has arisen or could arise on the Company by way of HM Revenue and Customs charge or otherwise.

(b)
No HM Revenue and Customs charge (as defined in section 237 of the Inheritance Tax Act 1984) is outstanding over any asset of the Company or in relation to any shares in the capital of the Company and no circumstances exist which could lead to any such charge arising in the future.

(c)
There are not in existence any circumstances whereby any such power as is mentioned in section 212(1) of the Inheritance Tax Act 1984 could be exercised in relation to any of the Shares or any shares, securities or other assets of the Company.

5.	PROPERTIES

* * * Confidential Treatment

5.1	Title

(a)	The Properties are the only properties owned, used or occupied by the Company and all deeds and documents necessary to prove interest in each Property are in the possession of the Company.

(b)	The Company is in exclusive occupation of each Property.

5.2	Disputes

There is no dispute regarding any of the boundaries, easements, covenants or other matters relating to any Property or its access or use.

5.3	Planning

(a)
The present use of each Property is that set out in schedule 3, that use is the lawful use for the purposes of the Planning Acts and the permissions authorising that use are unconditional and permanent.

(b)
So far as the Sellers are aware, no breach of the Planning Acts or of any bye-law, building regulation or other relevant legislation has been committed in relation to any Property and no notice has been issued or injunction granted or applied for in respect of any breach or alleged breach of planning control or of any bye-law, building regulation or other relevant legislation.

(c)	Neither the Sellers nor the Company nor any person on behalf of any of them has made:

(i)	any application for planning permission in respect of any Property which has yet to be determined by the local planning authority; or

(ii)	any appeal in respect of any planning permission, or the refusal or deemed refusal of any planning application, in respect of any Property which has yet to be determined by the Secretary of State.

5.4	Notices, orders and proposals

So far as the Sellers are aware, the Company is not aware of any notice or order affecting any Property from any government department, any authority or any third party.

5.5	Repair

(a)
All buildings and other erections on each Property are in good and substantial repair and condition and are in such condition and state of repair as to be substantially fit for the purpose for which they are used at present.

(b)
Copies of all structural surveys, site surveys, engineers' reports and architects' reports relating to any Property or any structure on a Property which have been commissioned by, are in the possession of or are under the control of any Seller or the Company are annexed to the Disclosure Letter.

(c)
So far as the Sellers are aware, no substance which is or may reasonably be suspected to be unstable, inadequate, dangerous, combustible or otherwise unsuitable for building purposes or for the type of building or conditions for which it was used, which is the subject of statutory control or which does not conform to British Standards has been used in the construction of, or any alteration or addition to, any building or other erection on any Property.

* * * Confidential Treatment

(d)
Full and accurate particulars of or, in the case of a document, a copy of every agreement, warranty or guarantee in relation to the construction of any building or other major work on any Property (including any major alteration of, or addition to, any building on any Property) which is being undertaken or which was completed within the last six years are set out in or annexed to the Disclosure Letter, and no defect or other matter has arisen which would give rise to any claim by any Seller or the Company under any such agreement, warranty or guarantee.

5.6	Leases

(a)
So far as the Sellers are aware, in relation to each Property, each person in whom any superior interest was, at the relevant time, vested had at the date of the grant of the lease under which the Company holds that Property or at the date of the grant of each superior lease (as the case may be), good title to grant that lease or such superior lease (as the case may be), and all consents necessary to the grant of that lease and of each such superior lease were obtained.

(b)
No Lease has been varied nor have any licences or consents been issued under any Lease and no collateral assurances or undertakings have been entered into with any relevant reversioner or any third party (including agreeing to do so).

(c)
There is no major item of expenditure already incurred by the landlord of any Property or expected to be incurred by him within the next 12 months which is recoverable in whole or in part from the Company.

(d)
No notice has been given or received under any Lease and there is no subsisting dispute between the Company and the reversioner in relation to any Lease or other matters relating to any Property or its access or use.

5.7	Occupation leases

(a)
Full and accurate particulars of or, in the case of a document, a copy of every lease, tenancy, licence and agreement for occupation or use to which any Property is subject are set out in or annexed to the Disclosure Letter.

(b)	All consents necessary for the grant of every Lease have been obtained.

(c)
No Lease has been surrendered, terminated, varied, no licences or consents have been issued under any Lease and no collateral assurance or undertaking has been entered into with any relevant tenant or any third party (including agreeing to do so).

(d)	There has been no assignment or subletting of any part of the Property.

(e)	No reverse premiums, incentives or inducements have been agreed or are payable by the Company in connection with any of the Leases or Properties.

(f)	There is no outstanding breach under any Lease.

(g)	So far as the Sellers are aware, no party to any Lease has exercised, or is contemplating to exercise, any early break or termination rights.

6.

* * * Confidential Treatment

EMPLOYEES, PENSIONS AND INCENTIVES

6.1	Interpretation: Employment

In paragraphs 6.1 to 6.5 of this schedule:

Emoluments Date means 30 June 2006;

Relevant Period means, unless otherwise expressly provided, the three years ending on the date of this agreement;

Representative Body means any association, trade union, works council or any other body or persons representing any of the workers of the Company;

trade dispute and trade union have the same meanings as in the Trade Union and Labour Relations (Consolidation) Act 1992; and

worker has the same meaning as in section 230 of the Employment Rights Act 1996 but includes any director and any other officer of the Company whether or not he is a worker (as so defined),

and any reference to a contract of employment includes any other contract as referred to in section 230 of the Employment Rights Act 1996 and, in relation to a director or other officer, includes the terms on which he holds the directorship or other office, and any reference to employ or employment has a corresponding meaning.

6.2	Particulars disclosed: Employment

(a)	Full and accurate particulars of or, in the case of a document, a copy of the following are set out in or annexed to the Disclosure Letter:

(i)
the names of all the workers of the Company, each person who has accepted an offer of employment made by the Company but whose employment has not yet started and of each worker who has given, or has been given, notice of termination of his employment;

(ii)	the terms and conditions on which the persons referred to in (i) above are employed or have been offered employment including:

(A)	their emoluments;

(B)	the rate of their emoluments as at the Emoluments Date;

(C)
any arrangement or practice under which any worker may receive, or any former worker has during the Relevant Period received, any payment, whether contractual, customary or discretionary, by reference to his own performance or the performance of the whole or any part of the business of the Company; and

(D)	any arrangement or practice regarding redundancy payments, whether contractual, customary or discretionary, above the statutory payment;

(iii)	each agreement for the secondment to the Company of any person;

* * * Confidential Treatment

(iv)	each agreement for the provision of any consultancy service or the service of personnel to the Company;

(v)	each written employment practice or policy operated in relation to the Company's workers or any group of them, whether contractual, customary or discretionary;

(vi)	each loan or other financial assistance provided to any worker, or past or prospective worker, of the Company which is outstanding;

(vii)
the constitution of each Representative Body and a statement of whether and, if so, to what extent each Representative Body is recognised, or has in the Relevant Period claimed recognition, by the Company for any purpose; and

(viii)
any collective agreement, dismissal procedures agreement, union membership agreement, trade dispute or proceedings before any court or tribunal under or by virtue of the provisions of the Trade Union and Labour Relations (Consolidation) Act 1992.

(b)
Except in respect of reimbursement of out-of-pocket expenses and normal accruals of emoluments after the Accounts Date, no sum is owing or promised to any worker of the Company or under any agreement referred to in paragraph 6.2(a).

(c)	Since the Emoluments Date no change has been made in the rate of the emoluments of any worker of the Company.

6.3	Workers

(a)	The Company has complied with its obligations to applicants for employment, its workers and former workers and all Representative Bodies.

(b)
On Completion the Company will not employ or have any obligation to employ or have seconded to it any person other than the persons particulars of whom are set out in the Disclosure Letter by virtue of paragraph 6.2(a).

(c)
No proposal, assurance or commitment by the Company has been communicated to any person regarding any change to his terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any customary or discretionary arrangement or practice and no negotiations have commenced for any such matter.

(d)
All subsisting contracts of employment and all agreements referred to in paragraph 6.2(a) to which the Company is a party are terminable by it on three months' notice or less without compensation (other than compensation pursuant to the Employment Rights Act l996).

(e)
The Company has no liability to pay compensation for loss of office or employment or a redundancy payment to any present or former worker or to make any payment under any provision of the Employment Rights Act 1996 or any payment for breach of any agreement referred to in paragraph 6.2(a), and no such compensation or payment has been paid or made (whether pursuant to a legal obligation or ex gratia) by the Company since the Accounts Date.

(f)
There is no term of employment for any worker of the Company which provides that a change of control of the Company entitles the worker to treat the change of control as amounting to a breach of the relevant contract or entitling him to any payment, additional period of notice or other benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

* * * Confidential Treatment

6.4	Disputes, investigations, transfers and collective redundancies

(a)
No claim in relation to any of the Company's workers or former workers has been made or threatened against the Company or against any person whom the Company is or may be liable to compensate or indemnify and, so far as the Sellers are aware, there are no circumstances which are likely to give rise to any such claim.

(b)
No enquiry or investigation affecting the Company has been made or threatened by any governmental, statutory or regulatory authority including the Commission for Racial Equality, the Equal Opportunities Commission, the Disability Rights Commission, the Office of the Information Commissioner, the Financial Services Authority or any health and safety enforcement body in respect of any act, event, omission or other matter arising out of or in connection with:

(i)	any application for employment by any person; or

(ii)	the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any person,

and, so far as the Sellers are aware, there are no circumstances which may give rise to any such enquiry or investigation.

(c)
There is not, and during the Relevant Period there has not been, any industrial action affecting the Company and, so far as the Sellers are aware, there are no circumstances which might give rise to any such industrial action.

(d)
No worker of the Company is, or has within the Relevant Period been, involved in any criminal proceedings relating to the business of the Company and, so far as the Sellers are aware, there are no circumstances which are likely to give rise to any such proceedings.

(e)
So far as the Sellers are aware, there are no circumstances which might give rise to the Company becoming a party to any such agreement or becoming involved in any such dispute or proceedings as is mentioned in paragraph 6.2(a)(viii).

(f)
During the Relevant Period the Company has not given notice of any redundancies to the Secretary of State or started consultations with any Representative Body under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 and the Company has not failed to comply with any obligation under that Act. For the purposes of this subparagraph, Relevant Period means the year before the date of this agreement.

(g)
During the Relevant Period the Company has not been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 and the Company has not failed to comply with any obligation under those Regulations. For the purposes of this subparagraph, Relevant Period means the year before the date of this agreement.

6.5	Employee Share Plans

The Company has not operated nor has agreed to introduce any incentive arrangement involving securities or which is securities based in respect of any workers or former workers of the Company, including share option plans, long term incentive plans, restricted share plans, SAYE plans, Share Incentive Plans, phantom plans or any other arrangement under which share benefits may be provided, and no other company or entity provides any such plan or arrangement in respect of the Company’s workers or former workers.

* * * Confidential Treatment

6.6	Interpretation: Pensions

In paragraphs 6.5 to 6.9 of this schedule, words and expressions have the same meanings as in Part 1 of the Pensions Act 2004 and Chapter 1 of Part 4 of the Finance Act 2004 (except as modified in this paragraph) and:

Registered Pension Scheme has the same meaning as in the Finance Act 2004;

Employee has the same meaning as in section 230 of the Employment Rights Act 1996 but includes any director and any other officer of the Company whether or not he has entered into or works or worked under a contract of employment;

Employer Debt Regulations means the Occupational Pension Schemes (Employer Debt) Regulations 2005;

Retirement Benefits means benefits payable by reference to reaching, or expecting to reach, retirement or a particular age or payable by reason of serious ill-health, incapacity or death and any other retirement benefit within the meaning of section 255(5) of the Pensions Act 2004;

Scheme means each of the following pension schemes:

(i) * * *

(ii) * * *

(iii) the HSBC Stakeholder Pension Scheme.

Scheme Documents means, in relation to a Scheme, the relevant Scheme Rules, all notices, announcements and explanatory literature of current effect relating to that Scheme and all documents relating to the Company's participation in and obligations under that Scheme;

Scheme Rules means, in relation to a Scheme, the trust deed and/or rules and any other documents constituting and governing that Scheme;

stakeholder pension scheme has the meaning given in section 1 of the Welfare Reform and Pensions Act 1999.

6.7	Particulars disclosed: Pensions

(a)	In relation to the Scheme, a copy of each of the Scheme Documents is annexed to the Disclosure Letter.

(b)
All information set out in or annexed to the Disclosure Letter (or otherwise made available to the Purchaser or its professional advisers) in connection with each Scheme is complete and accurate in all material respects and not misleading.

(c)
The Scheme Documents contain full and accurate particulars of all the benefits provided by and the terms of that Scheme, including any enhancement of or addition to the benefits or terms in respect of any person.

* * * Confidential Treatment

(d)
Except pursuant to a Scheme the Company has not paid, provided or contributed towards any Retirement Benefit. The Company is not under any obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards, any Retirement Benefit for or in respect of any present or past Employee (or any spouse, child or dependant of any present or past Employee) of the Company or of any predecessor in business of the Company or any other costs or expenses in respect of the provision of any Retirement Benefits whether in relation to the Scheme or otherwise.

6.8	Contribution and insurance: Pensions

(a)
All due contributions and expenses in respect of each Scheme have been paid to that Scheme (in the case of contributions) or to the person to whom they are due (in the case of expenses) on the due dates as required by the relevant Scheme Documents, any applicable contract, legislation and any applicable code of practice issued by the Pensions Regulator.

(b)
All lump sum and pension benefits payable in the event of the death of a member in service are fully insured, and all benefits which are in payment and which are paid up (payment not having commenced) and all contingent benefits are fully secured, with a reputable insurance company authorised under the Financial Services and Markets Act 2000 with permission under Part IV of that Act to effect and carry out contracts of long-term insurance.

(c)
The Company is not and has not in the 12 months prior to the date of this agreement been an associate of or connected with (within the meaning of section 51 of the Pensions Act 2004) any person who is an employer in relation to any occupational pension scheme, other than the Schemes and any scheme to which section 38 to section 56 of the Pensions Act 2004 do not apply.

(d)
There is no contribution notice, financial support direction or restoration order (as defined in sections 38 to 56 of the Pensions Act 2004) in force in which the Company is named. No clearance statement has been issued by the Pensions Regulator in the 12 months prior to the date of this agreement under section 42 or section 46 of the Pensions Act 2004 in relation to which the Company was an applicant, and no such application is pending.

6.9	Compliance: Pensions

Each Scheme has at all times been operated in accordance with the relevant Scheme Rules and other Scheme Documents, the requirements of HM Revenue & Customs for Registered Schemes, all relevant codes of practice and all applicable laws.

* * * Confidential Treatment

SCHEDULE 5

WARRANTY CLAIMS

1.	Exclusions

1.2	The Sellers shall not be liable in respect of a Warranty Claim to the extent that the matter or circumstance giving rise to that claim:

(a)
was taken into account in the Accounts by way of an express and full provision, a note constituting full and fair disclosure of that matter or circumstance or a statement in any report forming part of the Accounts constituting full and fair disclosure of that matter or circumstance; or

(b)	is the subject of a claim under the Tax Deed and the Purchaser receives a payment in respect thereof under the Tax Deed.

1.3	The Sellers shall not be liable in respect of a Warranty Claim to the extent that the relevant liability would not have arisen but for:

(a)
a change in legislation announced, or the withdrawal of any extra-statutory concession previously made by any Taxation Authority, after the date of this agreement (whether or not the change or withdrawal purports to be effective retrospectively in whole or in part); or

(b)	a change after Completion in the accounting policies adopted by the Company for the valuation of its assets (other than a change made in order to comply with GAAP for the time being).

2.	De minimis claims

2.1
Subject to subparagraph 2.2, the Sellers shall not be liable in respect of any Warranty Claim unless the amount of damages to which the Purchaser would, but for this subparagraph, be entitled as a result of that Warranty Claim is at least £15,000.

2.2
If more than one Warranty Claim arises from, or is caused by, the same or similar matter, matters, circumstance or circumstances and the aggregate amount of damages to which the Purchaser would be entitled as a result of those Warranty Claims is equal to or exceeds the sum specified in subparagraph 2.1, subparagraph 2.1 shall not apply to any of those Warranty Claims.

3.	Threshold

The Sellers shall not be liable in respect of any Warranty Claim unless the amount of all Warranty Claims when aggregated with the amount of all claims under the Tax Deed (including all Warranty Claims and all claims under the Tax Deed which might have been made but for the previous operation of this paragraph or the corresponding provision in the Tax Deed) exceeds £100,000, in which case the Purchaser shall be entitled to all amounts resulting from those claims (and not just the excess over that sum).

* * * Confidential Treatment

4.	Aggregate limit

4.1	Subject to subparagraph 4.2, the maximum aggregate liability of the Sellers in respect of any and all Warranty Claims and claims under the Tax Deed shall not exceed the sum of £5,000,000.

4.2	The maximum aggregate liability of the Sellers determined under subparagraph 4.1 shall be increased by:

(a)	any amount received by any Seller under paragraph 10 of this schedule; and

(b)	the amount of any interest payable by any Seller in respect of any payment not made when due under this agreement or the Tax Deed.

5.	Time limits

The liability of the Sellers in respect of the Warranties shall terminate (but without prejudice to the rights and obligations of the parties under the Tax Deed):

(a)	on the seventh anniversary of Completion in respect of those Warranted Statements set out in section 4 (Taxation) of schedule 4 and of any other Warranted Statements so far as they relate to Taxation;

(b)
on the third anniversary of Completion in respect of those Warranted Statements set out in section 1.12 (Environmental matters) of Schedule 4 and of any other Warranted Statements so for as they relate to Environmental matters; and

(c)	on the second anniversary of Completion in respect of all other Warranted Statements,

except in respect of any Warranty Claim of which notice is given to the Sellers or the Sellers' Solicitors pursuant to clause 9.6 before the relevant date.

6.	Waiver of rights

6.1
Each Seller agrees with the Purchaser, the Company and each employee of the Purchaser or the Company to waive any rights or claims which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or such employee in connection with the giving of the Warranties and the preparation of the Disclosure Letter. The provisions of this subparagraph:

(a)
may with the prior written consent of the Purchaser be enforced by the Company or any employee of the Purchaser or the Company against the Sellers under the Contracts (Rights of Third Parties) Act 1999; and

(b)
may be varied or terminated by agreement between the Sellers and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this subparagraph) without the consent of the Company or any such employee.

6.2
If the Purchaser makes a Warranty Claim, each Sellers agree with the Purchaser and each of the Purchaser's Advisers to waive any rights or claims which he may have to recover a contribution from, or otherwise against, the Purchaser's Advisers in respect of such claim. This subparagraph may be enforced by each of the Purchaser's Advisers against the Sellers under the Contracts (Rights of Third Parties) Act 1999.

* * * Confidential Treatment

7.	Assessment and payment of damages

Any payment made by the Sellers in respect of a Warranty Claim or under the Tax Deed shall, to the extent possible, be deemed to be a reduction in the Consideration.

8.	Conduct of third party claims

8.1
If a Warranty Claim arises as a result of, or in connection with, a liability or alleged liability of the Company to a third party (a Third Party Claim), then (without prejudice to the provisions of the Tax Deed in relation to any matter which is the subject of a claim under it), until such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:

(a)
each Seller shall make available to the Purchaser and the Company all such information as the Purchaser may reasonably request for assessing, contesting, disputing, defending, compromising or appealing the Third Party Claim and shall:

(i)	co-operate in the preparation, review and signing of any witness statements and exhibits thereto which the Purchaser may reasonably request; and

(ii)	if the Purchaser so requests, attend any relevant proceedings as a witness to give evidence and prepare appropriately for such attendance;

(b)
the Purchaser shall procure that the Company, to the extent reasonably practicable, consults with the Sellers in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim, although, for the avoidance of doubt, the final decision in respect of all relevant matters shall rest with the Company save that a Third Party Claim shall not be settled or comprised without the consent of the Sellers, such consent not to be unreasonably withheld or delayed; and

(c)	the Purchaser shall, and shall procure that the Company shall, provide the Sellers with reasonable information as to the progress of the Third Party Claim on request.

8.2
The covenants in this paragraph 8 may with the prior written consent of the Purchaser be enforced by the Company against the Sellers under the Contracts (Rights of Third Parties) Act 1999. The provisions of this paragraph 8 may be varied or terminated by agreement between the Sellers and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this paragraph 8) without the consent of the Company.

9.	Mitigation

Nothing in this agreement shall be deemed to relieve the Purchaser from any common law duty to take reasonable steps to mitigate any loss or damage suffered or incurred by it as a result of any of the Warranted Statements being untrue or inaccurate.

* * * Confidential Treatment

10.	Recovery from third parties

If:

(a)	any Seller makes a payment in respect of a Warranty Claim (the amount of such payment, to the extent it does not comprise interest on a late payment, being the Damages Payment);

(b)
within 2 years of the making of such payment the Company or the Purchaser receives any sum other than from a Seller which would not have been received but for the matter or circumstance giving rise to the relevant Warranty Claim (the Third Party Sum);

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)
the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser or the Company (as the case may be) in full for the matter or circumstance which gave rise to the relevant Warranty Claim (such excess being the Excess Recovery), the Purchaser shall, promptly following receipt of the Third Party Sum by it or the Company, repay to that Sellers an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs incurred by the Purchaser or the Company in recovering the Third Party Sum and any and all Taxation payable by the Purchaser or the Company by virtue of its receipt.

* * * Confidential Treatment

SCHEDULE 6

PRE-COMPLETION

1.	Access

Until Completion the Sellers shall:

(a)
procure that the Purchaser its agents and representatives without disruption to the business of the Company and acting reasonably are given full access to the Properties and to the books and records of the Company during normal business hours on any Business Day and on reasonable notice to the Sellers;

(b)	provide such information regarding the businesses and affairs of the Company as the Purchaser may reasonably require; and

(c)
not, and shall procure that the Company shall not, enter into, continue or solicit discussions, negotiations or agreements with, or provide any information to or otherwise assist, any third party who may be interested in acquiring the Shares (or any of them) or the whole or any material part of the undertaking, business or assets of the Company.

2.	Conduct of business

Until Completion each Seller shall procure that, except with the written consent of the Purchaser, the Company shall not:

(a)	incur any expenditure exceeding £5,000 on capital account; or

(b)	dispose of or create any Encumbrance in respect of any part of its assets except in the ordinary course of trading; or

(c)	borrow any money or make any payments out of or drawings on its bank account(s) (except routine payments or drawings); or

(d)	enter into any unusual or abnormal contract or commitment or:

(i)	grant any lease or third party right in respect of any of the Properties or transfer or otherwise dispose of any of the Properties; or

(ii)	make or prepay any loan; or

(iii)	enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms; or

(iv)	fail to observe and perform any term or condition of, or waive any rights under, any contract or arrangement; or

(v)	contravene any statute, order, regulation or the like; or

(vi)	do or omit to do anything which might result in the termination, revocation, suspension, modification or non-renewal of any licence or consent held by it; or

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(vii)	grant any power of attorney; or

(e)	declare, make or pay any dividend or other distribution or do or allow to be done anything which renders its financial position less favourable than at the date of this agreement; or

(f)	grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

(g)	make any change in the terms and conditions of employment of any of its directors or employees or employ or terminate (except for good cause) the employment of any person; or

(h)
make, or announce to any person any proposal to make, any change or addition to any Retirement Benefit (as defined in clause 6.6 of schedule 4) of or in respect of any of its directors, employees, former directors or former employees (or any dependant of any such person) or to the Scheme (as defined in that paragraph) other than any change required by law or proposed change of which full and accurate particulars are set out in the Disclosure Letter; or

(i)
grant or create, or announce to any person any proposal to grant or create, any additional Retirement Benefit (as so defined) or take any action or allow any action to be taken in relation to the Scheme (as so defined) other than in the ordinary course of administering the Scheme or omit to take any action necessary or prudent for the ordinary proper operation of the Scheme; or

(j)	permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable; or

(k)	create, issue, purchase or redeem any class of share or loan capital; or

(l)	pass any resolution of its shareholders or any class of shareholders, whether in general meeting or otherwise; or

(m)	form any subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture; or

(n)	agree, conditionally or otherwise, to do any of the foregoing; or

(o)	in any other way depart from the ordinary course of its day-to-day trading.

3.	Avoidance of change in warranted position

Until Completion, and except with the written consent of the Purchaser, the Sellers shall not, and shall procure that the Company shall not, do or omit to do, or cause to be done or omitted to be done, any act or thing which would result (or be likely to result) in any of the Warranted Statements being untrue or inaccurate at Completion.

4.	Right of termination

4.1	If before Completion:

(a)	it comes to the notice of the Purchaser that any of the Warranted Statements is untrue or inaccurate in a material respect; or

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(b)
any Seller is in material breach of any obligation on his part under this agreement or any other Transaction Document and, where that breach is capable of remedy, it is not remedied to the Purchaser's satisfaction; or

(c)
anything occurs (except something arising from an act or omission of the Purchaser) which has, or would be likely to have after Completion, a material adverse effect on the financial condition, prospects or business of the Company (as presently carried on), the Purchaser may elect not to complete the purchase of the Shares by giving notice to the Sellers.

4.2	If the Purchaser elects, under paragraph 4.1, not to complete the purchase of the Shares:

(a)
except for this paragraph, clauses 1, 12, 13, 15, 16, 17.3, 17.4, 17.5, 17.6, 17.7, 17.8, 17.9, 18, 19 and 20 and the provisions of schedule 11, all the provisions of this agreement shall lapse and cease to have effect; and

(b)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.

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SCHEDULE 7

COMPLETION

PART 1

SELLERS' OBLIGATIONS

At Completion the Sellers shall procure:

(a)	the delivery to the Purchaser of:

(i)	duly executed transfers in favour of the Purchaser or its nominee(s) of all the Shares;

(ii)	the share certificate(s) representing the Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);

(iii)	such waivers or consents as may be necessary to enable the Purchaser or its nominee(s) to become the registered holder of all the Shares;

(iv)	the certificate of incorporation, common seal, minute books, statutory registers and share certificate books of the Company;

(v)	the leases and any other documents relating to the Properties;

(vi)	the Tax Deed duly executed by the Sellers and the Company;

(vii)	the service agreements of each of the Executives with the Company in the Agreed Form, duly executed by the Company and the Executives;

(viii)	an acknowledgement under seal from Mr Harold Mark Ennis that he is not, and never has been, a director of the Company and has no claim against the Company, whether for loss of office or otherwise;

(ix)
the resignation of the Executives as directors of the Company and David Robinson as the secretary of the Company, in each case acknowledging under seal that he has no claim against the Company, whether for termination of his office or otherwise;

(x)
the resignations of Anne Robinson, Joanne Robinson, Sally Robinson and Jennifer Penrose, in each case acknowledging under seal that she has no claim against the Company, whether for termination of her employment or otherwise;

(xi)
a waiver, signed by the Sellers and Ian Robinson, of any entitlement to any bonsues provided for in the Accounts, or to which they may otherwise claim to be entitled in respect of any period up to (and including) Completion;

(xii)
the resignation of the auditors of the Company in each case confirming that, in accordance with section 394 of the Companies Act 1985, there are no circumstances connected with their resignation which should be brought to the attention of the members or creditors of the Company and that no fees are due to them;

(xiii)
a certificate in a form acceptable to the Purchaser, duly executed by the Sellers, to the effect that there is no indebtedness outstanding from the Company to any Seller or any person connected with any Seller;

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(xiv)	evidence of release of the Charges in a form satisfactory to the Purchaser; and

(xv)	certified copies of the minutes of the meeting referred to in paragraph (b) below;

(b)	that a board meeting of the Company is held at which it is resolved that:

(i)	such persons as the Purchaser nominates are appointed as additional directors and the secretary of the Company;

(ii)	the transfers referred to in paragraph (a) above (subject only to their being duly stamped) are approved for registration;

(iii)	the Purchaser's Accountants are appointed as auditors; and

(iv)	its bank mandates are revised in such manner as the Purchaser requires;

(c)	that an extraordinary general meeting of the Company is held at which new articles of association are adopted in such form as the Purchaser requires.

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PART 2

PURCHASER'S OBLIGATIONS

Subject to the Sellers having done or procured to be done those things set out in Part 1 of this schedule, at Completion the Purchaser shall:

(a)	make a payment to each Seller of that amount of the Initial Consideration due at Completion set against his name in column C of schedule 1;

(b)
deliver to the Sellers' Solicitors a certified copy of the resolutions of the board of directors (or a duly constituted committee of the board) of the Purchaser authorising the execution of this agreement, the Tax Deed and each of the other Transaction Documents to which it is or is to be a party;

(c)	deliver to the Sellers' Solicitors a counterpart of the Tax Deed duly executed by the Purchaser;

(d)	deliver to the Sellers' Solicitors counterparts of the service agreements of each of the Executives with the Company in the Agreed Form, duly executed by the Company; and

(e)
subject to agreeing with the Sellers before Completion the terms on which such account shall operate, pay into a joint account in the names of the Sellers Solicitors and the Purchasers Solicitors the the sum of £1,500,000.00 in respect of the Earn Out Consideration and the employee bonus payments.

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SCHEDULE 8

COMPLETION BALANCE SHEET

PREPARATION OF THE COMPLETION BALANCE SHEET

1.	Preparation of draft Completion Balance Sheet

Following Completion the Purchaser or its representatives shall carry out a stock take of the stock of the Company. To enable the Net Assets to be ascertained, as soon as reasonably practicable and by no later than 20 Business Days following Completion, the Purchaser shall procure that the Company prepares and delivers to the Sellers a draft of a balance sheet of the Company as at Completion (the draft Completion Balance Sheet). The draft Completion Balance Sheet shall be prepared in accordance with the following:

(a)
to the extent consistent with GAAP in force at the Accounts Date, the accounting policies, principles, practices, evaluation rules, categorisations, procedures, techniques, methods and bases adopted by the Company in the preparation of the Accounts; and

(b)	to the extent not consistent with GAAP or otherwise covered by (a), GAAP in force at the Accounts Date.

2.	Notification of disputed items

Within 10 Business Days of delivery to the Sellers of the draft Completion Balance Sheet, the Sellers shall give a notice to the Purchaser of any item or items they wish to dispute together with the reasons for such dispute and a list of proposed adjustments. An adjustment may only be proposed if it exceeds £1,000. If, by the expiry of such period of 10 Business Days, no such notice is given to the Purchaser or the Sellers have given notice to the Purchaser that there are no items they wish to dispute, the draft Completion Balance Sheet shall constitute the Completion Balance Sheet for the purposes of this agreement.

3.	Resolution of disputed items and finalisation of the Completion Balance Sheet

If, in accordance with this schedule, notice is given to the Purchaser as to any item or items in dispute:

(a)
the Sellers and the Purchaser shall attempt to agree in writing the item or items disputed by the Sellers and any other item or items which, following the giving of notice of the item or items disputed by the Sellers, the Purchaser shall, within five Business Days of the giving of that notice, give notice to the Sellers that it wishes to adjust;

(b)
if any such item or items are not agreed in writing between the Sellers and the Purchaser within 20 Business Days of the delivery to the Sellers of the draft Completion Balance Sheet, the item or items in dispute or which the Purchaser wishes to adjust shall be determined by the Independent Accountants; and

(c)
the draft Completion Balance Sheet, adjusted to take account of each item in dispute or which the Purchaser wishes to adjust (of which notice is given in accordance with this schedule) as agreed in writing between the Sellers and the Purchaser or as determined by the Independent Accountants (as the case may be), shall constitute the Completion Balance Sheet for the purposes of this agreement.

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4.	Provision of information

The Sellers shall, and shall (to the extent they are reasonably able to do so) procure that the Sellers' Accountants shall, provide the Purchaser and the Purchaser's Accountants with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of this schedule. The Purchaser shall, and shall procure that the Company and (to the extent it is reasonably able to do so) that the Purchaser's Accountants shall, provide the Sellers and the Sellers' Accountants with all information, assistance and access to stock, books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of this schedule.

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SCHEDULE 9

PART 1

NET PROFITS

PREPARATION OF THE PROFIT AND LOSS ACCOUNT

1.	Preparation of draft Profit and Loss Account

To enable the Net Profits to be ascertained, as soon as reasonably practicable and by no later than 60 Business Days after the end of the period of 12 months ending on 30 June 2007, the Purchaser shall procure that the Company prepares and delivers to the Sellers a draft of a profit and loss account of the Company for that year from 30 June 2006 to 30 June 2007 (the draft Profit and Loss Account). The draft Profit and Loss Account shall be prepared in accordance with the following:

(a)
to the extent consistent with GAAP, the accounting policies, principles, practices, evaluation rules, categorisations, procedures, techniques, methods and bases adopted by the Company in the preparation of the Accounts; and

(b)	to the extent not consistent with GAAP or otherwise covered by (a), GAAP in force for the period for which the draft Profit and Loss Account is made up.

2.	Notification of disputed items

Within 20 Business Days of delivery to the Sellers of the draft Profit and Loss Account, the Sellers shall give a notice to the Purchaser of any item or items they wish to dispute together with the reasons for such dispute and a list of proposed adjustments. An adjustment may only be proposed if it exceeds £1,000. If, by the expiry of such period of 20 Business Days, no such notice is given to the Purchaser or the Sellers have given notice to the Purchaser that there are no items they wish to dispute, the draft Profit and Loss Account shall constitute the Profit and Loss Account for the purposes of this agreement.

3.	Resolution of disputed items and finalisation of the Profit and Loss Account

If, in accordance with this schedule, notice is given to the Purchaser as to any item or items in dispute:

(a)
the Sellers and the Purchaser shall attempt to agree in writing the item or items disputed by the Sellers and any other item or items which, following the giving of notice of the item or items disputed by the Sellers, the Purchaser shall, within five Business Days of the giving of that notice, give notice to the Sellers that it wishes to adjust;

(b)
if such item or items are not agreed in writing between the Sellers and the Purchaser within 20 Business Days of the delivery to the Sellers of the draft Profit and Loss Account, the item or items in dispute or which the Purchaser wishes to adjust shall be determined by the Independent Accountants; and

(c)
the draft Profit and Loss Account, adjusted to take account of each item in dispute or which the Purchaser wishes to adjust (of which notice is given in accordance with this schedule) as agreed in writing between the Sellers and the Purchaser or as determined by the Independent Accountants (as the case may be), shall constitute the Profit and Loss Account for the purposes of this agreement and the Net Profits shall be as stated in the Profit and Loss Account.

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4.	Provision of information

The Sellers shall, and shall (to the extent they are reasonably able to do so) procure that the Sellers' Accountants shall, provide the Purchaser and the Purchaser's Accountants with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of this schedule. The Purchaser shall, and shall procure that the Company and (to the extent it is reasonably able to do so) that the Purchaser's Accountants shall, provide the Sellers and the Sellers' Accountants with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of this schedule.

PART 2

RESTRICTIONS ON PURCHASER

1.	During the Earn-Out Period, the Purchaser shall and shall procure that the Company shall:

(a)
Not make any management charges, reallocation of group costs, finance charges or other group charges unless such charge or reallocation represents arm's length value (calculated in accordance with the Company's accounting policies) for the service or benefit to the Company in respect of which the charge or reallocation has been made;

(b)
Not apply to the Net Profit calculation any finance costs in respect of loan or overdraft facilities in excess of those payable under facilities available to the Company on reasonable terms from arm's length providers of such facilities;

(c)	Not apply to the Net Profit calculation any finance and depreciation costs in relation to capital expenditure, unless in accordance with the Company's accounting policies;

(d)
Not apply to the Net Profit calculation any money spent on research and development, sales and marketing, legal, audit and accountancy fees , unless such amounts have been spent bona fide in furtherance of the Company's business;

(e)	Not apply to the Net Profit calculation any bonus payments to the Executives referred to in clause 8.4 or any Earn Out Consideration payable to the Sellers;

(f)	Not initiate any procedure for the solvent winding up of the Company;

(g)	Procure that the Company shall not sell or transfer any material part of its business or purchase any business or company;

(h)	Procure that no change shall be made to the nature of the Company's business as conducted at Completion (being a change which is material in the context of the Company taken as a whole);

(i)	Procure that the Company shall not enter into any joint venture, partnership or other similar profit sharing arrangement;

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(j)	Procure that no business or opportunities of the Company shall be diverted away from the Company to any member of the Purchaser's Group for the time being; and

(k)
Procure that the Company shall not enter into any transaction, agreement or arrangement with any member of the Purchaser's Group for the time being on terms which are less favourable to the Company than would be available from a third party dealing at arm's length, except (in the case of any relevant action) with the prior written consent of the Sellers or as permitted by this schedule, if any such action would have a material adverse effect on the Net Profits.

2.
The Purchaser or, as the case may be, the Company may take any of the actions referred to in paragraph 1, notwithstanding that such action has or may have a material adverse effect on the Net Profits if, before it does so, the Purchaser confirms in writing to the Sellers that, for the purposes of calculating the Net Profits, an appropriate allowance or adjustment will be made in respect of the action in question, so that the amount of the Earn-Out Consideration is not adversely affected by that action. Any such allowance or adjustment shall be identified and quantified by the Purchaser in the draft Profit and Loss Account and shall be agreed or determined as provided in schedule 9 (including, if relevant, following a reference to the Independent Accountants).

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SCHEDULE 10

INDEPENDENT ACCOUNTANTS

1.
If and whenever any item in dispute or which the Purchaser wishes to adjust relating to the ascertainment of the Net Assets or Net Profits falls to be referred, in accordance with the relevant provision of this agreement, to Independent Accountants for determination, it shall be referred to such firm of chartered accountants:

(a)
as the Sellers and the Purchaser may agree in writing within five Business Days after the expiry of the period allowed by the relevant provision of this agreement for the Sellers and the Purchaser to reach agreement over the relevant item in dispute; or

(b)
failing such agreement, as shall be appointed for this purpose on the application of the Sellers or the Purchaser by the President of the Institute of Chartered Accountants in England and Wales for the time being.

2.	The Independent Accountants shall act on the following basis:

(a)	the Independent Accountants shall act as experts and not as arbitrators;

(b)	the item or items in dispute shall be notified to the Independent Accountants in writing by the Sellers and/or the Purchaser within 10 Business Days of the Independent Accountants' appointment;

(c)	their terms of reference shall be as set out in the relevant schedule;

(d)	the Independent Accountants shall decide the procedure to be followed in the determination;

(e)
the Sellers and the Purchaser shall each provide and the Purchaser shall procure that the Company shall provide (and, to the extent they are reasonably able to do so, shall procure that their respective accountants and the accountants of the Company shall provide) the Independent Accountants promptly with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which they reasonably require, and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their determination on such information and on the accounting and other records of the Company;

(f)	the determination of the Independent Accountants shall (in the absence of manifest error) be final and binding on the parties; and

(g)	the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne equally as between the Sellers on the one hand and the Purchaser on the other hand.

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SCHEDULE 11

INTERPRETATION

1.	In this agreement:

Accounts means the balance sheets as at 30 June, 2006 and audited profit and loss accounts for each of the three years ended on that date of the Company (including the audited balance sheets as at the end of each of those periods of the Company and the audited profit and loss accounts for those periods of the Company) and the notes and directors' reports relating to them, a copy of each of which is in the Agreed Form;

Accounts Date means 30 June 2006;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Sellers' Solicitors and the Purchaser's Solicitors or otherwise by or on behalf of the Sellers and the Purchaser with such changes as the Sellers and the Purchaser may agree in writing before Completion;

Business means the business carried on by the Company as at, and prior to, the date of this agreement and includes any part or parts of the business;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business;

CAT means Competition Appeal Tribunal;

Charges means the two charges created on 29 June 1996 and 19 February 1999 registered against the Company for the benefit of Midland Bank plc;

Company means Pharmapac (UK) Limited;

Completion means completion of the sale and purchase of the Shares in accordance with this agreement or the date thereof, as the case may be;

Completion Balance Sheet means the Completion Balance Sheet to be prepared, and as finalised, in accordance with schedule 8;

Conditions means the conditions precedent to the sale and purchase of the Shares set out in clause 3;

Consideration means the aggregate of the Initial Consideration, as such may be adjusted, and the Earn-Out Consideration;

Disclosure Letter means the letter of the same date as this agreement from the Sellers to the Purchaser including all documents appended thereto;

Earn-Out Consideration has the meaning given to it in clause 7;

Earn-Out Period means the period from Completion to 30 June 2007;

Electronic Communication means an electronic communication as defined in the Electronic Communications Act 2000;

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Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing;

Environmental Tax means the tax known as aggregates levy charged in accordance with Part 2 of the Finance Act 2001, the tax known as climate change levy charged in accordance with Part I of Schedule 6 to the Finance Act 2000 and the tax known as landfill tax charged in accordance with Part III of the Finance Act 1996;

Executives means David Robinson, Stephen Penrose, Andrew Sampson, Andrew Ward and Ian Robinson;

GAAP means generally accepted accounting principles and practices in the United Kingdom;

HM Revenue and Customs means Her Majesty's Revenue and Customs (or, where applicable, a person or persons which previously had responsibility for any function for which Her Majesty's Revenue and Customs has responsibility);

holding company has the meaning given in section 736 of the Companies Act 1985;

Independent Accountants means such firm of chartered accountants as may be appointed under schedule 10;

Initial Consideration has the meaning given to it in clause 5;

Insolvency Act means the Insolvency Act 1986;

Intellectual Property Rights means (i) copyright, patents, database rights and rights in trade marks, designs, know-how and confidential information (whether registered or unregistered), (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003;

Leases means any occupational lease or arrangement in connection with each Property (or any part thereof);

Licence means any permit, licence, authorisation, permission, accreditation, consent, registration, certification, exemption or other approval;

Long Stop Date has the meaning given in clause 3.2;

Losses means losses, costs, damages, liabilities, charges, expenses and penalties;

Net Assets means the aggregate amount of the assets less the aggregate amount of the liabilities of the Company as at Completion as shown in the Completion Balance Sheet;

Net Profits means the consolidated operating profit of the Company before tax for the period ending on 30 June 2007, as ascertained in accordance with the provisions of schedule 9;

Planning Acts means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991 and the Planning and Compulsory Purchase Act 2004;

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Profit and Loss Account means the Profit and Loss Account to be prepared, and as finalised, in accordance with schedule 9;

Properties means the properties shortly described in schedule 3 and includes every part of each of them and Property means any of them;

Purchaser's Accountants means H W Fisher and Company, Acre House, 11/15 William Road, London, NW1 3ER;

Purchaser's Advisers means the Purchaser's Solicitors and the Purchaser's Accountants;

Purchaser's Announcement means the announcement to be made on the date of this agreement by the Purchaser in the Agreed Form;

Purchaser's Group means the Purchaser and all its subsidiaries, all its holding companies and all the other subsidiaries of each of its holding companies (other than the Company);

Purchaser's Solicitors means Allen & Overy LLP of One New Change, London EC4M 9QQ;

Sellers' Accountants means Cobham Murphy Limited of 116 Duke Street, Liverpool L1 5JW;

Sellers' Solicitors means Powell Forman Kelly LLP at Oriel Chambers, 14 Water Street, Liverpool, L2 8TD;

Shares means all the 114,865 issued ordinary shares of £1 each in the capital of the Company;

Stock Options means the stock options granted by the Purchaser to the Executives at Signing in the Agreed Form;

subsidiary has the meaning given in section 736 of the Companies Act 1985;

Taxation means all forms of taxation, duties, imposts and levies, whether of the United Kingdom or elsewhere, including income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, advance corporation tax, capital gains tax, inheritance tax, VAT, Environmental Tax, customs and other import or export duties, excise duties, stamp duty, stamp duty reserve tax, stamp duty land tax, National Insurance and social security or other similar contributions, and any interest, surcharge, penalty or fine in relation thereto;

Taxation Authority means HM Revenue and Customs or any other taxing or other authority (whether within or outside the United Kingdom) competent to impose, administer or collect any Taxation;

Tax Deed means the Tax Deed in the Agreed Form;

Taxes Act 1988 means the Income and Corporation Taxes Act 1988;

TCGA 1992 means the Taxation of Chargeable Gains Act 1992;

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Transaction Documents means this agreement, the documents referred to in it and any other agreements executed or to be executed by the parties on the date of this agreement or Completion;

VAT means value added tax chargeable under or pursuant to the VATA 1994 or the EU Sixth VAT Directive (77/388/EEC);

VATA 1994 means the Value Added Tax Act 1994;

Warranted Statements has the meaning given in clause 9.1, and Warranted Statement means one of them;

Warranties means the representations and warranties on the part of the Sellers contained in clause 9.1; and

Warranty Claim means a claim by the Purchaser or any person deriving title from it the basis of which is that a Warranted Statement is, or is alleged to be, untrue or inaccurate.

2.
Where any statement in schedule 4 or in the Disclosure Letter is qualified by the expression "so far as the Sellers are aware" or "to the best of the Sellers' knowledge, information and belief" or any similar expression, that expression or statement shall be deemed to include an additional statement that it has been made after due and careful enquiry of each of the Sellers and Mr Ian Robinson.

3.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)	that enactment as amended, extended or applied by or under any other enactment (before, on or after the date of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)
any subordinate legislation (including regulations) made (before, on or after the date of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b).

4.	In this agreement:

(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to an individual include his estate and personal representatives;

(c)	subject to clause 15, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;

(d)	a person shall be deemed connected with another if that person is connected with that other within the meaning of section 839 of the Taxes Act 1988;

(e)	the words including and include shall mean including without limitation and include without limitation, respectively;

(f)	any reference importing a gender includes the other genders;

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(g)	any reference to a time of day is to London time;

(h)	any reference to £ is to pounds sterling;

(i)	any reference to writing includes typing, printing, lithography, photography and facsimile but excludes any other form of Electronic Communication;

(j)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document;

(k)	any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and

(l)	any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.

5.
If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or any other document referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence, unless the relevant schedule or other document which is referred to or otherwise incorporated into this agreement expressly provides that the term in it is to take precedence over the term in the body of this agreement.

6.
The eiusdem generis rule does not apply to this agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

7.
A reference in this agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this agreement or the terms of this agreement.

* * * Confidential Treatment

SIGNATORIES

Signed by David Robinson	)	/s/ David Robinson

Signed by Harold Mark Ennis	)	/s/ Harold Mark Ennis

Signed by Stephen Penrose	)	/s/ Stephen Penrose.

Signed by Andrew Sampson	)	/s/ Andrew Sampson

Signed by Andrew Ward	)	/s/ Andrew Ward

Signed by	)	/s/ Steve Handley
for Inyx Pharma Limited	)